Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

STEFANINI INTERNATIONAL HOLDINGS LTD,

PLATINUM MERGER SUB, INC.

and

TECHTEAM GLOBAL, INC.

Dated as of November 1, 2010

(continued)

(continued)

(continued)

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	39	Encumbrance	57
Acquisition Proposal	41	Environmental Law(s)	57
Affiliate	57	ERISA	26
Agreement	1	ERISA Affiliate	27
Antitrust Condition	1	Exchange Act	2
Antitrust Laws	46	Expiration Date	1
Audited Balance Sheet	20	Financial Statements	19
Book-Entry Shares	13	Financing	34
Business Day	57	Fully-Diluted Basis	58
By-laws	15	GAAP	58
Certificate of Incorporation	15	Government Solutions Purchase Agreement	59
Certificate of Merger	8	Governmental Entity	18
Certificates	13	Guarantee	1
Claim	44	Guarantors	1
Closing	8	Hazardous Materials	58
Code	57	HSR Act	18
Common Stock	1	Indemnification Agreement	45
Company Acquisition Agreement	40	Indemnitee	43
Company Adverse Recommendation Change	40	Indemnitees	43
Company Board	1	Independent Directors	6
Company Board Recommendation	18	Intellectual Property	58
Company Data	24	Knowledge of the Company	58
Company Disclosure Schedule	14	Law	18
Company Employee	26	Liens	58
Company Intellectual Property	24	Made Available	59
Company IT Systems	57	Material Adverse Effect	58
Company Meeting	10	Material Contract	22
Company Owned Intellectual Property	57	Maximum Premium	45
Company Pension Plan	26	Merger	1
Company Plan	26	Merger Consideration	10
Company Requisite Vote	17	Minimum Condition	2
Company Stock Options	57	Nasdaq	3
Confidentiality Agreement	5	Negotiation Period	41
Continuing Directors	6	New Plans	42
Contract	18	Notices	55
Control Time	36	Offer Conditions	2
Current D&O Policies	45	Offer Documents	3
D&O Tail Period	45	Offer Price	1
D&O Tail Policies	45	Old Plans	43
DGCL	8	Other Indemnitor	45
Dissenting Shares	12	Other Indemnitors	45
EDGAR	14	Outside Date	51
Effective Time	8	Parent	1

Parent Benefit Plans	42	SEC Reports	19
Paying Agent	12	Securities Act	17
Permits	25	Shares	1
Permitted Encumbrances	59	Short Form Threshold	10
Permitted Liens	23	Solvent	34
Person	60	Subsidiary	60
Preferred Stock	15	Superior Proposal	42
Proceeding	26	Surviving Corporation	8
Proxy Statement	9	Takeover Laws	32
Purchase Time	5	Tax Returns	30
Purchaser	1	Taxes	29
Purchaser Material Adverse Effect	32	Tender Agreements	1
Representatives	60	Termination Fee	54
Restraints	50	The Merger	8
Restricted Stock	11	Third Party	60
Schedule 14D-9	4	Top-Up Option	6
Schedule TO	3	Top-Up Shares	6
SEC	3

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 1, 2010 (this “Agreement”), among STEFANINI INTERNATIONAL HOLDINGS LTD, a corporation organized under the laws of England and Wales (“Parent”), PLATINUM MERGER SUB, INC., a Delaware corporation and wholly-owned Subsidiary of Parent (“Purchaser”), and TECHTEAM GLOBAL, INC., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Purchaser has agreed to commence a cash tender offer (such cash tender offer, as it may be amended from time to time, the “Offer”) to purchase all outstanding shares (the “Shares”) of the Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), at a price of $8.35 per Share, net to the seller in cash, without interest (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, in each case without interest, the “Offer Price”);

WHEREAS, following consummation of the Offer, on the terms and subject to the conditions set forth herein, Purchaser will merge with and into the Company (the “Merger”) and each Share that is issued and outstanding immediately prior to the Effective Time (other than (1) Shares held in the treasury of the Company or owned by Parent, Purchaser or any other direct or indirect wholly-owned Subsidiary of Parent or the Company immediately prior to the Effective Time for which no consideration will be paid and (2) Dissenting Shares) will be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) resolved to recommend that holders of Shares tender their Shares pursuant to the Offer and, if required by applicable law, adopt this Agreement, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, the Board of Directors of Purchaser has, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and Parent, in its capacity as the sole stockholder of Purchaser, has adopted this Agreement;

WHEREAS, as an inducement to and condition of Parent’s willingness to enter into this Agreement, the persons listed in Annex V(A) have entered into tender and support agreements (the “Tender Agreements”), the form of which is attached as Annex V(B), immediately prior to the execution and delivery of this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the persons listed on Annex VI(A) (collectively, the “Guarantors”) have provided a guarantee (the “Guarantee”) in favor of the Company, in the form set forth on Annex VI(B), with respect to Parent’s and the Purchaser’s obligations under this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I.
THE OFFER

Section 1.1.     The Offer.  (a)  (i)  Provided that this Agreement has not been terminated in accordance with Article VIII hereto, Purchaser will, and Parent will cause Purchaser to, promptly (but in no event later than the tenth (10th) Business Day after (but not including) the date of this Agreement) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase all Shares at the Offer Price; provided, however, that Purchaser shall not be required to commence the Offer (and the ten (10) Business day period referred above shall accordingly be extended) if (i) the Company shall not have provided to Parent on a timely basis all information reasonably requested by Parent in connection with the preparation of the Offer Documents or the Company shall not have reviewed and provided comments to Parent on the Offer Documents on a timely basis, or (ii) the Company is not prepared to, concurrently with such commencement, file with the SEC and disseminate to the holders of Shares the Schedule 14D-9.  The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject only to (i) the condition (the “Minimum Condition”) that at least the number of Shares that shall constitute a majority of the then outstanding Shares on a Fully-Diluted Basis shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction of each of the other conditions set forth in Annex I hereto (the “Offer Conditions”).  The initial expiration date of the Offer will be the twentieth (20th) Business Day (for this purpose, calculated in accordance with Section 14d-1(g)(3) of the Exchange Act) following (and including the day of) the commencement of the Offer.  Purchaser expressly reserves the right (but will not be obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of the Company, Purchaser will not (1) decrease the Offer Price or change the form of the consideration payable in the Offer, (2) decrease the number of Shares sought pursuant to the Offer, (3) amend or waive the Minimum Condition or the condition set forth in paragraph (g) on Annex I, (4) add to the conditions set forth on Annex I, (5) modify the conditions set forth on Annex I in a manner adverse to the holders of Shares, (6) extend the expiration date of the Offer except as required or permitted by Section 1.1(a)(iii) or (7) make any other change in the terms or conditions of the Offer that is materially adverse to the holders of Shares.

(ii)     Subject to the terms and conditions of this Agreement and to the satisfaction or waiver by Purchaser of the Offer Conditions as of the time of any scheduled expiration of the Offer, Purchaser will, and Parent will cause Purchaser to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer promptly after such scheduled expiration, and Purchaser will, and Parent will cause Purchaser to, immediately accept and promptly pay for all Shares as they are validly tendered during any “subsequent offer period” pursuant to Rule 14d-11 under the Exchange Act.

(iii)     Purchaser (1) shall, to the extent requested by the Company prior to the expiration date, and otherwise may, in its discretion (and without the consent of the Company or any other Person), extend the Offer for one or more periods of time of up to ten (10) Business Days per extension if at any scheduled expiration of the Offer any of the Offer Conditions (including, for the avoidance of doubt, the Minimum Condition) are not satisfied; (2) shall extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or The NASDAQ Stock Market LLC (“Nasdaq”) applicable to the Offer; (3) may, in its discretion, elect to provide a subsequent offering period (and one or more extensions thereof) for the Offer in accordance with Rule 14d-11 under the Exchange Act (unless Parent, Purchaser and their respective Subsidiaries would beneficially own a number of Shares that is not less than the Short Form Threshold (which Shares beneficially owned will include Shares tendered in the Offer and not withdrawn) if the Purchase Time were to occur immediately following the scheduled expiration of the Offer); (4) may extend the Offer for one or more periods of up to an aggregate of ten (10) Business Days (for all such extensions)  if, assuming the Purchase Time would occur immediately following the then-scheduled expiration of the Offer, Parent, Purchaser and their respective Subsidiaries would beneficially own more than eighty percent (80%) of the Shares outstanding at that time but less than the Short Form Threshold (which Shares beneficially owned will include Shares tendered in the Offer and not withdrawn) and (5) shall extend the Offer in accordance with Section 6.3(c); provided, that notwithstanding the foregoing, in no circumstance will Purchaser be required to extend the Offer beyond the Outside Date.  Purchaser shall not terminate the Offer prior to its expiration date (as such expiration may or shall be extended and re-extended in accordance with this Section 1.1(a)(iii)), unless this Agreement is validly terminated in accordance with Section 8.1.  If this Agreement is terminated pursuant to Section 8.1, then Purchaser shall, and Parent shall cause Purchaser to, promptly (and, in any event, within twenty-four (24) hours of such termination) irrevocably and unconditionally terminate the Offer, shall not acquire any Shares pursuant to the Offer and shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, all tendered shares of Common Stock to the registered holders thereof.

(b)     On the date of commencement of the Offer, Parent and Purchaser shall file, or cause to be filed, with the SEC a Tender Offer Statement on Schedule TO (collectively with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer that will contain the offer to purchase and forms of the related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”) and shall comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.  The Company shall promptly furnish to Parent and Purchaser in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Purchaser for inclusion in the Schedule TO or the Offer Documents.  The Company and its counsel will be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC or their dissemination to holders of Shares.  Parent and Purchaser agree (1) to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (2) to provide the Company with any comments or responses thereto.  Parent and Purchaser agree to use their reasonable best efforts to respond promptly to the SEC or its staff with respect to any comments received from them relating to the Offer Documents.  Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable federal securities Laws.  Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it has become false or misleading in any material respect or as otherwise required by applicable Law.  Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws.

(c)     Parent will provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

Section 1.2.     Company Consent; Schedule 14D-9.  The Company hereby consents to the Offer to be commenced in accordance with the terms and conditions set forth in this Agreement.  As soon as practicable on the date the Offer Documents are filed, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (which shall include all of the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, to the extent requested by Parent and as long as all of the applicable information is provided to the Company on a timely basis) (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, subject to Section 6.3(c) and Section 6.3(d), the recommendations of the Company Board described in Section 4.4(b).  As of the date hereof, the Company has been advised that all of its directors and executive officers who own Shares intend to tender their Shares pursuant to the Offer. The Company hereby consents to the inclusion of the recommendations of the Company Board described in Section 4.4(b) in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company’s stockholders.  Except with respect to any amendments filed in connection with an Acquisition Proposal or a Company Adverse Recommendation Change, Parent and Purchaser will be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC.  The Company agrees to (1) provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof and prior to responding thereto, and (2) provide Parent and Purchaser with any comments or responses thereto.  The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of shares of the Company’s capital stock to the extent required by applicable federal securities Laws.  The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it has become false or misleading in any material respect or as otherwise required by Law.  The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws.

Section 1.3.     Stockholder Lists.  In connection with the Offer, the Company will cause its transfer agent to, promptly (but in any event within five (5) Business Days after the date hereof), furnish Parent and Purchaser with mailing labels, security position listings and readily available computer files containing the names and addresses of the record holders of the Shares as of the latest practicable date and will furnish Parent and Purchaser with such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares.  Subject to the requirements of applicable Law, and except for such actions as are reasonably necessary to disseminate the Offer Documents and otherwise to perform its obligations hereunder, from the date hereof until the Purchase Time, each of Parent and Purchaser will hold all information and documents provided to it under this Section 1.3 in confidence in accordance with the Confidentiality Agreement by and between Parent and the Company dated May 8, 2009, as amended (the “Confidentiality Agreement”), and shall use such information and documents only in connection with the Offer, and if this Agreement will have been terminated by Parent or Purchaser, will deliver to the Company all such information and documents (and all copies thereof).

Section 1.4.     Directors.  (a)  Promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares to satisfy at least the Minimum Condition (the “Purchase Time”), and from time to time thereafter, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of (x) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.4(a)) multiplied by (y) the percentage that such number of Shares so purchased bears to the total number of then-outstanding Shares, and the Company will, upon request by Purchaser, promptly increase the size of the Company Board or use commercially reasonable efforts to seek the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and will use commercially reasonable efforts to cause Purchaser’s designees to be so elected or appointed.  Subject to the applicable requirements of Nasdaq, the Company will also, upon request by Purchaser, use commercially reasonable efforts to cause individuals designated by Purchaser to constitute the same percentage of each committee of the Company Board as the percentage of the entire Company Board represented by individuals designated by Purchaser.  Following the Purchase Time, subject to applicable Law, the Company will also, upon request by Purchaser, use commercially reasonable efforts to cause individuals designated by Purchaser to constitute the same percentage of each board of directors of each Subsidiary of the Company (and each committee thereof) as the percentage of the entire Company Board represented by individuals designated by Purchaser.  The Company’s obligations to appoint designees to the Company Board will be subject to Section 14(f) of the Exchange Act.  In connection with the performance of its obligations to cause Purchaser’s designees to be elected or appointed to the Company Board, at the request of Purchaser, the Company shall include the information required by Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder, with the Schedule 14D-9.  Parent and Purchaser shall supply to the Company all information with respect to themselves and their respective executive officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Parent and Purchaser shall be solely responsible for such information.

(b)     Following the election or appointment of Purchaser’s designees pursuant to Section 1.4(a) and prior to the Effective Time, any amendment, modification or termination of this Agreement requiring action by the Company Board, any amendment or modification of the certificate of incorporation or by-laws of the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, any exercise of the Company’s rights or remedies under this Agreement and any action to seek to enforce any obligation of Parent or Purchaser under this Agreement (or any other action by the Company Board with respect to this Agreement, the Offer or the Merger if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of Shares other than Parent or Purchaser) may only be authorized by (and such approval shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize), and shall require the authorization of, a majority of the directors of the Company then in office who are directors of the Company on the date hereof or their successors as appointed by such continuing directors (the “Continuing Directors”); provided, however, that if there will be no Continuing Directors as a result of such individuals’ deaths, disabilities, resignations or refusal to serve, then such actions may be effected by majority vote of the Independent Directors, or, if no Independent Directors are then in office, by a majority vote of the Company Board.  Such Continuing Directors or Independent Directors, as applicable, shall have the authority to retain counsel (which may include current counsel to the Company) at the expense of the Company for the purpose of fulfilling either Parent’s or Purchaser’s obligations hereunder, and shall have the authority following the election of Purchaser’s designees to the Company’s Board pursuant to this Section 1.4, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms.  The parties will use commercially reasonable efforts to ensure that at least two of the members of the Company Board will, at all times prior to the Effective Time, be Continuing Directors.

(c)     In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 1.4(a), until the Effective Time, (1) the Company Board will have at least such number of directors as may be required by the Nasdaq rules or the federal securities Laws who are considered independent directors within the meaning of such rules and Laws (“Independent Directors”) and (2) each committee of the Company Board that is required (or a majority of which is required) by the Nasdaq rules or the federal securities Laws to be composed solely of Independent Directors will be so composed; provided, however, if the number of Independent Directors is reduced below the number of directors as may be required by such rules or Laws for any reason whatsoever, the remaining Independent Director(s) will be entitled to designate persons to fill such vacancies who will be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors will designate such number of directors as may be required by the Nasdaq rules and the federal securities Laws, to fill such vacancies who will not be stockholders or Affiliates of Parent or Purchaser, and such Persons will be deemed to be Independent Directors for purposes of this Agreement.

Section 1.5.     Top-Up Option.  (a)  The Company hereby irrevocably grants to Purchaser an option (the “Top-Up Option”), exercisable in Purchaser’s discretion, but only after the acceptance by Purchaser of, and payment for, Shares tendered in the Offer, to purchase (for cash or a note payable) that number (but not less than that number) of Shares (the “Top-Up Shares”) equal to the lesser of (i) the lowest number of Shares that, when added to the number of Shares owned by Parent or Purchaser at the time of such exercise, will constitute one share more than ninety percent (90%) of the total Shares then outstanding on a Fully-Diluted Basis (assuming the issuance of the Top-Up Shares) at a price per Share equal to the Offer Price and (ii) the aggregate number of Shares held as treasury shares by the Company and the number of Shares that the Company is authorized to issue under its certificate of incorporation but which (A) are not issued and outstanding, (B) are not reserved for issuance pursuant to the Company Stock Plans and (C) are issuable without the approval of the Company’s stockholders; provided, however, that (1) the Top-Up Option will be exercisable only once and only on or prior to the fifth (5th) Business Day after the later of the Expiration Date or the expiration date of any subsequent offering period and (2) the Top-Up Option may not be exercised if any provision of applicable Law (including the Nasdaq rules) or any judgment, injunction, order or decree of any Governmental Entity prohibits, or requires any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Entity or the Company’s stockholders in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, which action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, as applicable.  Purchaser will, concurrently with the exercise of the Top-Up Option, give written notice to the Company that as promptly as practicable following such exercise, Purchaser intends to (and Purchaser will, and Parent will cause Purchaser to, as promptly as practicable after such exercise) consummate the Merger in accordance with Section 253 of the DGCL as contemplated by Section 2.7.

(b)     The aggregate purchase price payable for the Shares purchased by Purchaser pursuant to the Top-Up Option shall be determined by multiplying the number of such Shares by the Offer Price.  Such purchase price may be paid by Purchaser, at its election, either entirely in cash or by paying in cash an amount equal to not less than the aggregate par value of such Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price, or any combination of the foregoing.  Any such promissory note, in the form attached as Annex IV, (i) shall bear interest at the rate of 5% per annum, (ii) shall mature on the first anniversary of the date of execution and delivery of such promissory note, and (iii) shall be full recourse to Parent and Purchaser and may be prepaid in whole or in part without premium or penalty.

(c)     In the event that Purchaser wishes to exercise the Top-Up Option, Parent or Purchaser shall deliver to the Company a notice setting forth:  (i) the number of Shares that Purchaser intends to purchase pursuant to the Top-Up Option; (ii) the manner in which Parent or Purchaser intends to pay the applicable exercise price; and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by Purchaser is to take place.  The Company shall, as soon as practicable following receipt of such notice, notify Parent and Purchaser of the number of Shares then outstanding, the number of Shares then outstanding on a Fully-Diluted Basis and the number of Top-Up Shares.  At the closing of the purchase of such Top-Up Shares, Parent or Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange therefor, and the Company shall cause to be issued to Purchaser a certificate representing such Top-Up Shares.  Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.

(d)     Parent and Purchaser understand that the Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Parent and Purchaser represent and warrant to the Company that Purchaser is, and will be upon exercise of the Top-Up Option, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act).  Purchaser agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise thereof are being and will be acquired for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

(e)     The parties agree and acknowledge that any dilutive impact on the value of the shares of Common Stock as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.3.

ARTICLE II.
THE MERGER

Section 2.1.     The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Purchaser will be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2.     Closing; Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, The closing of the Merger (the “Closing”) will take place at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York, promptly, but in no event later than the second (2nd) Business Day, after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree.  At the Closing, the parties hereto will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and will make all other filings or recordings required under the DGCL in connection with the Merger.

Section 2.3.     Effects of the Merger.  The Merger will have the effects set forth herein and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser will vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Purchaser will become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4.     Certificate of Incorporation; By-laws.  (a)  At the Effective Time, the certificate of incorporation of the Company will, by virtue of the Merger, be amended and restated in its entirety to read in the form of Annex II, and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)     At the Effective Time, the by-laws of the Company will be amended and restated in their entirety so as to read in the form of Annex III, and, as so amended, will be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, in accordance with the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.5.     Directors and Officers.  Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation immediately after the Effective Time, in each case until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified.

Section 2.6.     Meeting of Stockholders to Approve the Merger.

(a)     If the adoption of this Agreement by the stockholders of the Company is required under the DGCL, as promptly as practicable after the Purchase Time, the Company shall prepare and file with the SEC, print and mail to the stockholders of the Company, a proxy statement or information statement for the Company Meeting (together with any amendments and supplements thereto, the letter to stockholders, notice of meeting, forms of proxy and any other soliciting materials to be distributed to stockholders in connection with the Merger, the “Proxy Statement”) relating to the Merger and this Agreement.  Parent and the Purchaser will use their reasonable best efforts to supply information necessary for the Proxy Statement, if any, as promptly as practicable after the Purchase Time.  Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.  The Company shall include the Company Board Recommendation in the Proxy Statement.  The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly supplement and/or correct any information provided by it for use in the Proxy Statement, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Proxy Statement, as so supplemented and/or corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act.  The Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto.  Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.  In the event that the Company receives any comments from the SEC or its staff with respect to the Proxy Statement, it shall use its reasonable best efforts to (i) respond promptly to such comments and (ii) take all other actions necessary to resolve the issues raised therein.

(b)     If the adoption of this Agreement by the stockholders of the Company is required under applicable Law to consummate the Merger, the Company, acting through the Board of Directors, shall, in accordance with and subject to the requirements of applicable Law:  (i) as promptly as practicable after the Purchase Time, in consultation with Parent, duly set a record date for, call and give notice of a special meeting of its stockholders (such meeting or any adjournment or postponement thereof, the “Company Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date to be set in consultation with Parent for a date after the Purchase Time); (ii) as promptly as practicable after the Purchase Time, file the Proxy Statement with the SEC, cause the Proxy Statement to be printed and mailed to the stockholders of the Company and convene and hold the Company Meeting; and (iii) use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger, and secure any approval of stockholders of the Company that is required by applicable Law to effect the Merger.

(c)     At the Company Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned of record by Parent or the Purchaser or any other Subsidiary of Parent or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power in favor of the adoption of this Agreement and approval of the Merger and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by applicable Law to effect the Merger.

Section 2.7.     Merger Without Meeting of Stockholders.  If, following the Offer and any subsequent offering period or the exercise of the Top-Up Option, Parent and Purchaser (together with any other direct or indirect wholly-owned Subsidiary of Parent), will hold in the aggregate at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company that would otherwise be entitled to vote on the adoption of this Agreement under applicable Law and the Company’s certificate of incorporation and by-laws (the “Short Form Threshold”), each of Parent, Purchaser and the Company will (subject to Section 7.1) take all necessary and appropriate action to cause the Merger to become effective, promptly after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE III.
EFFECT OF THE MERGER

Section 3.1.     Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities, the following will occur:

(a)     each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 3.1(b) and any Dissenting Shares) will be converted into the right to receive the Offer Price in cash (the “Merger Consideration”), payable to the holder thereof upon surrender of such Shares in the manner provided in Section 3.4;

(b)     each Share held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned Subsidiary of the Company and each Share owned by Parent, Purchaser or any direct or indirect wholly owned Subsidiary of Parent or Purchaser immediately prior to the Effective Time will be cancelled and retired without any conversion thereof, and no consideration shall be delivered in exchange thereof; and

(c)     each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration in accordance with Section 3.4.  If, during the period from the date of this Agreement through the Effective Time, the Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Merger Consideration shall be appropriately adjusted.

Section 3.2.     Treatment of Equity Awards.  (a)  The Company Board (or, if appropriate, any committee thereof administering each Company Stock Plan) shall take all actions so that each Company Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Purchase Time will, by virtue of the occurrence of the Purchase Time and without any action on the part of Parent, Purchaser, the Company or the holder thereof, be cancelled and will solely represent the right to receive from the Company in exchange, at the time set forth in Section 3.2(e), an amount in cash equal to the product of (1) the number of shares of Common Stock subject to such Company Stock Option and (2) the excess, if any, of the Offer Price, without interest, over the exercise price per share of Common Stock subject to such Company Stock Option.

(b)     For the avoidance of doubt, pursuant to such action of the Company Board (or, if appropriate, any committee thereof administering each Company Stock Plan) described in clause (a), if the exercise price per share of Common Stock subject to an Company Stock Option, whether vested or unvested as of the Purchase Time, is equal to or greater than the Offer Price, then by virtue of the occurrence of the Purchase Time and without any action on the part of Parent, Purchaser, the Company or the holder thereof, the Company Stock Option will be cancelled without payment of any consideration to the holder.

(c)     The Company Board (or, if appropriate, any committee thereof administering each Company Stock Plan) shall take all actions so that each share of unvested restricted Common Stock (whether performance-based, time-based or otherwise) granted under the Company Stock Plans (each such share, a “Restricted Stock ”) that is outstanding immediately prior to the Purchase Time will, by virtue of the occurrence of the Purchase Time and without any action on the part of Parent, Purchaser, become fully vested and such thereafter the holders of such shares shall (i) to the extent such shares are validly tendered during a subsequent offer commenced by the Purchaser in accordance with Section 1.1, be entitled to receive the consideration accordance with Section 1.1 or (ii) be entitled to receive the Merger Consideration in accordance with Section 3.1 (other than any Dissenting Shares).

(d)     The Company Stock Plans will terminate as of the Purchase Time, and any and all rights under any provisions in any Company Plan providing for the issuance or grant of any other interest in respect of the capital stock of the Company (other than the right to receive the payment contemplated by Section 3.2(a)) will be cancelled as of the Purchase Time, except that all administrative and other rights and authorities granted under the Company Stock Plans to the Company, the Company Board or any committee or designee thereof will remain in effect and will reside with the Company following the Purchase Time.

(e)     The Surviving Corporation shall pay the holders of the Company Stock Options the cash payments described in Section 3.2(a) and Section 3.2(c), subject to withholding Taxes described in Section 3.5, on or as soon as reasonably practicable after the date on which the Effective Time occurs, but in any event within five (5) Business Days thereafter.

Section 3.3.     Dissenting Shares.  (a)  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of Shares that have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and the holders thereof will be entitled only to such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder fails to perfect or effectively waives, withdraws or loses such holder’s rights under Section 262 of the DGCL, such holder’s Shares will not constitute Dissenting Shares and instead will thereupon be deemed automatically to have been converted, at the Effective Time, into, and represent only, the right to receive the Merger Consideration, as set forth in Section 3.1 of this Agreement, without any interest thereon.

(b)     The Company will give Parent (1) reasonably prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company, and (2) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL.  The Company will not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.

Section 3.4.     Payment Procedures; Surrender of Shares.  (a)  Prior to the Effective Time and from time to time after the Effective Time, Parent will deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) sufficient funds to timely make, and will cause the Paying Agent to timely make, all payments pursuant to Section 3.4(b).  Such funds shall, pending its disbursement, be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in combination of the foregoing.  Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.  Parent shall promptly replace any funds deposited with the Paying Agent lost through any investments made pursuant to this paragraph.

(b)     Promptly after the Effective Time (and, in any event, within two (2) Business Days), the Surviving Corporation shall cause to be mailed (A) to each record holder, as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented Shares (collectively, the “Certificates”), a form of letter of transmittal (which will be in customary form reasonably acceptable to the Company and shall specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration and (B) to each holder of Shares whose Shares are non-certificated and represented by book-entry (“Book-Entry Shares”), instructions for use in effecting the surrender of Book-Entry Shares in exchange of the Merger Consideration. Upon surrender to the Paying Agent of a Certificate or Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be customarily required pursuant to such instructions by the Paying Agent, the holder of such Certificate or Book-Entry Shares will be entitled to receive in exchange therefor an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates and/or Book-Entry Shares, as applicable, multiplied by (y) the applicable Merger Consideration. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable in respect of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the Person requesting such payment will have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or will have established to the satisfaction of the Surviving Corporation that such Tax is not applicable. Until surrendered as contemplated by this Section 3.4(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article III.

(c)     At any time following the date that is six (6) months after the Effective Time, Parent will be entitled to require the Paying Agent to deliver to it or any designated Subsidiary thereof any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates.  The Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

(d)     After the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of Shares that were outstanding prior to the Effective Time, and holders of Certificates that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company.  After the Effective Time, Certificates presented to the Surviving Corporation for transfer will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article III.

(e)           In the event that any Certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article III.  No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Section 3.4(e).

Section 3.5.     Withholding Taxes.  Notwithstanding anything in this Agreement to the contrary, Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to the Offer, the Merger or otherwise pursuant to this Agreement (including, with respect to the treatment of equity awards, Section 3.2) such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law.  To the extent that any such amounts are properly withheld and are paid to the appropriate Governmental Entity in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other Person in respect of which such deduction and withholding was made.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the SEC Reports filed with the SEC on or after January 1, 2010 and publicly available on the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”)  (excluding any disclosures set forth in any section of any SEC Reports entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such document that are general cautionary, predictive or forward-looking in nature) or in the correspondingly numbered section of the disclosure schedule delivered by the Company to Parent and Purchaser concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, but only to the extent such relationship is reasonably apparent on the face of the disclosure contained in the Company Disclosure Schedule with respect to such matter), the Company hereby represents and warrants to Parent and Purchaser as follows:

Section 4.1.     Organization and Qualification; Subsidiaries.  Each of the Company and its Subsidiaries is a duly organized and validly existing corporation or other entity in good standing (where applicable) under the Laws of its jurisdiction of incorporation or organization, with all corporate or other entity power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing (where applicable) as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2.     Certificate of Incorporation and By-laws.  The Company has heretofore Made Available to Parent true, correct and complete copies of the certificate of incorporation and by-laws of the Company as currently in effect (respectively, the “Certificate of Incorporation” and “By-laws”) and of the certificate of incorporation and by-laws (or similar governing documents) as currently in effect for its Subsidiaries, and all amendments thereto currently in effect.

Section 4.3.     Capitalization.

(a)           The authorized capital stock of the Company consists of 45,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).  As of October 29, 2010, (1) 11,190,781 shares of Common Stock were issued and outstanding (which for the avoidance of doubt, includes any Shares of Common Stock set forth in clause (5) of this Section 4.3(a)), (2) no shares of Preferred Stock were issued or outstanding, (3) no shares of Common Stock were held in the treasury of the Company, (4) 1,646,350 shares of Common Stock were reserved for issuance upon exercise of Company Stock Options issued and outstanding, (5) 349,567 shares of Restricted Stock  are issued and outstanding, and (6) no shares of Common Stock were authorized and reserved for future issuance pursuant to the Company Stock Plans (other than shares of Common Stock authorized and reserved for future issuance upon exercise of Company Stock Options issued and outstanding as of the date hereof).  Each issued and outstanding share of capital stock of the Company is, and each share of Common Stock reserved for issuance pursuant to Company Stock Options as specified above shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  As of October 29, 2010, options or warrants exercisable for, securities convertible into, or commitments with respect to the issuance of 1,646,350 shares of capital stock of the Company have been issued, granted or made.

(b)           Except for Company Stock Options issued and outstanding, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any Subsidiaries of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Common Stock (including Restricted Stock) or any other shares of capital stock or other securities of the Company or its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment.  There are no obligations, contingent or otherwise, of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock (including Restricted Stock) or the capital stock or other equity interests of any Subsidiaries of the Company or obligating the Company to grant, extend or enter into any such agreements.  There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Other than customary insider stock trading policies, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting of any shares of Common Stock or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to) any shares of Common Stock (including Restricted Stock).  The Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person (except rights which have terminated or expired).  There are no obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Common Stock or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company.  No direct or indirect Subsidiary of the Company owns any Common Stock of the Company.  Since June 30, 2010, the Company has not issued any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than Restricted Stock or pursuant to Company Stock Options referred to above, that are outstanding as of the date of this Agreement or are hereafter issued without violation of Section 6.1 hereof.

(c)           The Company has previously Made Available to Parent complete and correct copies of each Company Stock Plan.  Section 4.3(c) of the Company Disclosure Schedule sets forth a complete and correct list as of October 29, 2010, of all Company Stock Options then issued and outstanding, setting forth with respect to each such Company Stock Option the name of the holder thereof, the name of the Company Stock Plan under which such option was granted, the number of shares of Common Stock remaining subject to each such option, the exercise price per share of Common Stock, the vesting schedule of each such Company Stock Option, and the maximum term of each such Company Stock Option.  Complete and correct copies of the relevant forms of written agreements, including forms of amendments thereto, evidencing the grant of Company Stock Options have been Made Available to Parent by the Company.  All Company Stock Options have been validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws.  The per share exercise price of each Company Stock Option was not less than the fair market value on the date on which the grant of such Company Stock Option was to be effective and recorded on the Company financial statements in accordance with GAAP, and no such grants, to the Knowledge of the Company, involved any “back dating,” “forward dating” or similar practices with respect to such grants.

(d)           Section 4.3(d) of the Company Disclosure Schedule sets forth a complete and correct list as of October 29, 2010, of all shares of Restricted Stock then issued and outstanding, setting forth with respect to each award of Restricted Stock the name of the holder thereof, whether such award is a restricted stock, restricted stock unit, phantom restricted stock, deferred stock unit or other type of award described in Section 3.2(c) hereof, the name of the Company Stock Plan under which such award was granted, the number of shares of such Restricted Stock award and the vesting schedule for such Restricted Stock award.  Complete and correct copies of the relevant forms of written agreements, including forms of amendments thereto, evidencing the grant of Restricted Stock have been Made Available to Parent by the Company.  All Restricted Stock have been validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the Company financial statements in accordance with GAAP.

(e)           All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and other applicable securities laws.  Section 4.3(e) of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company, including those that are not, directly or indirectly, wholly-owned by the Company (except for directors’ qualifying shares or the like), and the ownership percentage of each such Subsidiary owned by the Company and/or any of its Subsidiaries.  Except as set forth in Section 4.3(e) of the Company Disclosure Schedule, (i) each outstanding share of capital stock of each Subsidiary of the Company, which is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully-paid, nonassessable and free of preemptive rights and (ii) there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other ownership interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment for securities in, or capital contribution to any other Person.

(f)           All outstanding shares of Common Stock (including Restricted Stock), options, and other securities of the Company and its Subsidiaries have been issued and granted in material compliance with:  (i) all applicable securities laws, the Code and all other applicable Laws; and (ii) all requirements set forth in applicable Contracts.

Section 4.4.     Authority.  (a)  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the Company’s stockholders under the DGCL to the extent required by applicable Law, to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b)           The Company Board (at a meeting or meetings duly called and held at which all directors of the Company were present) has unanimously:  (1) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to and in the best interests of, the Company and its stockholders; (2) adopted and approved this Agreement; (3) directed that this Agreement be submitted to the holders of Shares for adoption as promptly as practicable after the Purchase Time (unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.7); and (4) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and if applicable, vote in favor of the adoption of this Agreement (the “Company Board Recommendation”).

Section 4.5.     No Conflict; Required Filings and Consents.  (a) Except as set forth on Section 4.5 of the Company Disclosure Schedule,  the execution, delivery and performance of this Agreement by the Company, the consummation of the Offer, and, subject to the adoption of this Agreement by the holders of Shares under the DGCL to the extent required by applicable Law, the consummation by the Company of the transactions contemplated hereby do not and shall not (with or without notice or lapse of time), (1) conflict with or violate the Certificate of Incorporation or By-laws, or the certificate of incorporation or bylaws or equivalent organizational documents of any Subsidiary of the Company, (2) assuming that all consents, approvals, actions, non-actions, and authorizations contemplated by clauses (1) through (5) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement (“Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound, or (3) (A) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or (B) result in the creation of any material Lien on any of the properties or assets of the Company or its Subsidiaries under any note, bond, mortgage, indenture, contract, agreement, lease, license, warrant, option, permit or other instrument, obligation, commitment or undertaking (each, a “Contract”) to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties are bound, (4) contravene or conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Permit that is held by the Company or any of its Subsidiaries, or (5) result in the transfer of any material asset of the Company or any of its Subsidiaries to any Person other than as contemplated by this Agreement, except, in the case of clauses (2) through (5), for any such conflict, violation, breach, default, loss, right or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and shall not require any consent, approval, authorization or permit of, action or non-action by, filing with or notification to, any federal, state, local or foreign governmental or regulatory authority, agency, court, commission, or any other governmental body (each, a “Governmental Entity”), except for (1) applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (including the filing of the Schedule TO and the Proxy Statement), and state securities, takeover and “blue sky” laws, (2) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (3) the applicable requirements of Nasdaq, (4) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (5) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6.     SEC Reports; Financial Statements.  (a)  The Company has filed, furnished or otherwise transmitted on a timely basis all forms, reports, schedules, registration statements, proxies, certifications, statements and other documents (including all exhibits, amendments and supplements thereto) required to be filed or transmitted by it with or to the SEC under the Securities Act or the Exchange Act since January 1, 2008 (such documents filed or otherwise transmitted since January 1, 2008 including all items incorporated by reference therein, the “SEC Reports”).  The Company has Made Available to Parent (to the extent not available on EDGAR) accurate and complete copies of all SEC Reports, as well as all comment letters received by the Company from the SEC and all responses to such comment letters provided to the SEC by or on behalf of the Company since January 1, 2008.  None of the Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.  As of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Reports), the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so effective or so filed, as the case may be.  Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the SEC Reports (the “Financial Statements”), as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations and cash flows, as well as the stockholders’ equity (deficit) for the periods indicated therein (subject, in the case of unaudited Financial Statements, to normal and recurring year-end audit adjustments and condensed notes).

(c)           The Company has implemented and maintains a system of “internal control over financial reporting” (as required by Rule 13a-15(a) and defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes, and, to the Knowledge of the Company, such system of internal control over financial reporting is effective.  For purposes of this Section 4.6(c) only, “Knowledge of the Company” means the actual knowledge of the Chief Executive Officer and the principal financial officer of the Company, and shall not have the meaning ascribed thereto in Section 9.3(n).  The Company has not received (nor, to the Knowledge of the Company, have the Company’s outside auditors received):  (i) any oral or written notification of (A) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting; or (ii) any complaint, allegation, assertion or claim alleging, asserting or claiming that the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company (or their respective internal accounting controls) fail to comply with generally accepted accounting principles, generally accepted auditing standards or applicable Law.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2.

(d)           The Company has implemented and maintains “disclosure controls and procedures” (as required by Rule 13a-15(a) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e)           Neither the Company nor any of its Subsidiaries has any accrued, contingent or other liabilities of any nature, either matured or unmatured, which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP (applied on a consistent basis during the periods involved, other than as a result of any change in GAAP) or the notes thereto, other than liabilities (1) as and to the extent reflected or reserved against on the Audited Balance Sheet or in the notes thereto, (2) incurred in the ordinary course of business consistent with past practices since December 31, 2009, (3) arising from contractual obligations under Contracts set forth in Section 4.7 of the Company Disclosure Schedule, (4) liabilities or obligations arising from or as a result of this Agreement or otherwise in connection with the transactions contemplated hereby, (5) investment banking, accounting and legal fees incurred by the Company in connection with the negotiation, execution and delivery of this Agreement, or (6) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The “Audited Balance Sheet” means the consolidated balance sheet of the Company dated as of December 31, 2009 included in the Company’s Annual Report on Form 10-K for the twelve (12)-month period ended December 31, 2009 filed with the SEC prior to the date hereof.

Section 4.7.     Contracts.  (a)  Section 4.7 of the Company Disclosure Schedule lists, and the Company has Made Available to Parent true, complete and correct copies of, all Contracts as of the date hereof to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound and which are currently in effect or under which the Company or any of its Subsidiaries has any continuing rights or obligations that:

(i)      constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);

(ii)     contains covenants that restrict in any material respect the ability of the Company or its Subsidiaries (or that, following the consummation of the Merger, would restrict the ability of the Parent or any of its Affiliates) (A) to engage in any line of business or make use of any material Company Owned Intellectual Property, (B) to compete with, or solicit any customer of, any other Person or in any business or geographic area, (C) to acquire any product or other asset or any services from any other Person; (D) to develop, manufacture, sell, supply, distribute, offer, support or service any product or any product, technology or other asset to or for any other Person; or (E) to perform services for any other Person;

(iii)    (A) relating to the employment of, or the performance of services by, any Company Employee with compensation in excess of $150,000 per year; (B) pursuant to which any of the Company or any of its Subsidiaries is or may become obligated to make any severance, termination, tax gross-up, or similar payment to any Company Employee; (C) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus, deferred compensation or similar payment (other than payments constituting base salary and ordinary course sales commission) in excess of $50,000 to any Company Employee; or (D) that provides for indemnification, or for reimbursement of any legal fees or expenses, of any Company Employee;

(iv)    other than Contracts evidencing Company Stock Options or Restricted Stock:  (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any Company securities; or (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any capital stock of the Company or any of its Subsidiaries;

(v)     any Contract that contemplates payments or the delivery of other consideration by or to the Company or any of its Subsidiaries during any 12-month period of more than $1,000,000 individually or $2,500,000 in the aggregate;

(vi)    that relates to the formation, creation, operation, management or control of any partnership or collaboration or any joint venture, joint marketing or similar arrangement that  has a value of more than $1,000,000 individually;

(vii)   that involves or relates to (A) indebtedness for borrowed money or (B) the deferred purchase price of goods or services and having an outstanding principal amount in excess of $1,000,000 individually, or (C) any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract;

(viii)  relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually, could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $1,000,000 individually or $2,500,000 in the aggregate for all such agreements;

(ix)    relate to any guarantee or assumption of other obligations of any third party or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business consistent with past practice which agreements relate to obligations which do not individually exceed $100,000;

(x)     are exclusive license agreements;

(xi)    prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly-owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibits the issuance of guarantees by any wholly owned Subsidiary of the Company; or

(xii)   any other Contract, if breach of such a Contract or the termination of such Contract would reasonably be expected to have a Material Adverse Effect.

Each such Contract described in clauses (i) through (xii) is referred to herein as a “Material Contract.”  Each Material Contract is in written form, and accurate and complete copies of each Material Contract have been Made Available to Parent by the Company (it being understood that to the extent any Material Contract is based on a standard-form Contract, the Company has only Made Available the standard-form Contract unless such Material Contract deviates in any material respect from such standard-form Contract, in which case the Company has also provided an accurate and complete copy of such Material Contract).

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) each Material Contract is valid, binding on, and enforceable in accordance with its terms against, the Company or its applicable Subsidiary and to the Knowledge of the Company, on each other party thereto and is in full force and effect, and (2) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract.  Except in any case of default as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) there is no default under any Material Contract by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party, and (B) no event has occurred that with the lapse of time or the giving of notice or both would (1) constitute a default thereunder by the Company or its Subsidiaries, or to the Knowledge of the Company, by any other party, (2) give any Person the right to receive or require any rebate, chargeback, penalty or change in the delivery schedule thereunder, (3) give any Person the right to accelerate the maturity or performance thereof; or (4) give any Person the right to cancel, terminate or modify such Material Contract.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, the Company has not received any notice from any counterparty that such counterparty intends to terminate, or not renew, any Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.

Section 4.8.     Properties.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Company Subsidiary has good and valid title to all tangible personal properties purported to be owned by it or a valid leasehold interest in all tangible personal properties purported to be used by it, including (i) all personal properties reflected in the latest balance sheet included in the SEC Reports as being owned by the Company or any of its Subsidiaries or acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof pursuant to the Government Solutions Purchase Agreement or in the ordinary course of business); and (ii) all other personal properties reflected in the books and records of the Company and its Subsidiaries as being owned by the Company and its Subsidiaries.  All of said personal properties which are owned by the Company or its Subsidiaries are owned by them, free and clear of all Liens, except (1) statutory Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (2) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (3) mechanics’, materialmen’s, architects’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and other similar Liens arising or incurred in the ordinary course of business, either securing payments not yet due or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been set aside by the Company, (4) purchase money Liens and Liens securing rental payments under capital lease arrangements, (5) such imperfections or irregularities of title, claims, Liens, charges, security interests, easements, encroachments, covenants and other restrictions or Encumbrances (other than Permitted Encumbrances) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (6) mortgages or deeds of trust, (7) security interests or other Encumbrances (other than Permitted Encumbrances) on title related to indebtedness reflected on the latest balance sheet and the notes thereto included in the Financial Statements, (8) zoning, building codes and other land use laws, imposed by any Governmental Entity having jurisdiction over such the Company’s or its Subsidiary’s owned real property, that regulate the use or occupancy of such owned real property and (9) other Liens being contested in good faith in the ordinary course of business or that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (collectively, the “Permitted Liens”).

Section 4.9.     Real Property.  Neither the Company nor any of its Subsidiaries owns any real property.  Section 4.9 of the Company Disclosure Schedule sets forth a complete list of all real property leased by the Company or any of its Subsidiaries as of the date hereof.  Except as would not, individually or in the aggregate have a Material Adverse Effect, the Company or a Subsidiary of the Company has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for Permitted Liens) and Encumbrances (except in all cases for Permitted Encumbrances), assuming the timely discharge of all obligations owing under or related to the leased property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all leases under which the Company or any of its Subsidiaries lease any real property are valid and in full force and effect against the Company or any of its Subsidiaries and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms, and (b) there is not, under any of such leases, any existing breach or default by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party to any of such leases, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease.

Section 4.10.   Intellectual Property.  (a)  Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all material Intellectual Property owned by the Company.

(b)           Except as set forth in Section 4.10(b) of the Company Disclosure Schedule:  (a) the Company and its Subsidiaries have sufficient rights to use all material Intellectual Property reasonably necessary in the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Company Intellectual Property”); (b) no claims are pending or, to the Knowledge of the Company, threatened, (i) challenging the ownership, enforceability or validity of any Company Owned Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property owned by a third party; (c) to the Knowledge of the Company, no third party is infringing any Company Owned Intellectual Property; and (d) to the Knowledge of the Company, the use of the Company Intellectual Property and the operation of the business of the Company and its Subsidiaries as currently conducted do not violate, misappropriate or infringe the Intellectual Property of any third party, and the Company is unaware of any facts that would give the Company the reasonable belief that it is violating misappropriating or infringing the Intellectual Property of any third party.

(c)           All material data contained in any databases of, or maintained on behalf of, the Company or its Subsidiaries and all other information and data compilations used by, or necessary to the business of, the Company or it Subsidiaries (“Company Data”) is owned by the Company or its Subsidiaries or is used by or on behalf of the Company or its Subsidiaries: (i) pursuant to a valid Contract, (ii) provided to the Company by its customers, or (iii) is freely available (e.g., government and other free data sources) or in the public domain.

(d)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Company IT Systems have been properly maintained by technically competent personnel to ensure proper operation, monitoring and use and (ii)the Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Company and its Subsidiaries as they are currently being conducted.  The Company and its Subsidiaries have not experienced within the past year any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems.  The Company and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business of the Company and its Subsidiaries.

(e)           Each of the Company and its Subsidiaries has established an information security program that, in all material respects:  (i) includes safeguards designed to protect the security, confidentiality, and integrity of transactions and/or the proprietary nature of the Company Data; and (ii) is designed to protect against unauthorized access to the Company IT Systems or Company Data and the systems of any third party service providers that have access to Company Data or Company IT Systems.  To the Knowledge of the Company, none of the Company or any of its Subsidiaries has suffered a material security breach with respect to the Company Data in the past three years.  No Company or Subsidiary has notified any Person of any information security breach involving Personal Data in the last three years.  To the Knowledge of the Company, each of the Company and its Subsidiaries is in compliance with all applicable internal privacy policies and all applicable Laws related to information privacy and security, except for such failures to comply as have not had, or would not reasonably be expected to have, a Material Adverse Effect.

Section 4.11.   Compliance.

(a)           The Company and its Subsidiaries are, and since January 1, 2008 have been, in compliance with all Laws applicable to the Company or any of its Subsidiaries, except for such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  None of the Company and its Subsidiaries has received any notice or other communication from any Governmental Entity or other Person or to the Knowledge of the Company, there has been no circumstance regarding any actual or possible violation of, or failure to comply with, any Law, except for such violations or failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities necessary to be held at this time in order to enable them to conduct their business in the manner in which such business is currently conducted (collectively, “Permits”), except where the failure to hold the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such Permits are valid and in full force and effect in all material respects.  The Company and each of its Subsidiaries are, and since January 1, 2008 have been, in compliance with the terms and requirements of such Permits, except for such non compliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  None of the Company and its Subsidiaries has received any communication from any Governmental Entity regarding any asserted failure by it to have obtained any such Permits, or any past and unremedied failure to obtain any such Permits.  To the Knowledge of the Company, there have been no circumstances regarding any failure to comply with any material term or requirement of any such Permit, or any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit.

Section 4.12.   Absence of Certain Changes or Events.  Except as set forth in Section 4.12 of the Disclosure Schedule, since June 30, 2010, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice, and there has not been any change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13.   Absence of Litigation.

(a)           Except as set forth in Section 4.13 of the Company Disclosure Schedule, there is no claim, action, suit, litigation, arbitration, hearing, inquiry, audit, investigation or proceeding by or before or otherwise involving any Governmental Entity (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their properties, other than any such Proceeding that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor its Subsidiaries nor any of their respective properties is subject to any outstanding order, writ, injunction or decree.  To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding or the issuance of any order, writ, injunction or decree.

(b)           To the Knowledge of the Company, as of the date hereof, no executive officer or director of the Company or any of its Subsidiaries is a defendant in any Proceeding in connection with his or her status as an executive officer or director of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, as of the date hereof, no such Proceeding is threatened.

Section 4.14.   Employee Benefit Plans.  Section 4.14(a) of the Company Disclosure Schedule lists each material “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, change of control, retention, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, or other material plan or arrangement (whether or not legally binding), other than employment agreements providing compensation or benefits to any employee of the Company or any of its Subsidiaries (each a “Company Employee”) or sponsored, entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates otherwise have any liabilities or obligations (each, a “Company Plan”).  The Company has Made Available to Parent correct and complete (in all material respects) copies of (a) each Company Plan that has been formalized in writing, (b) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Plan (if any such report was required), (c) the most recent written summary plan description for each Company Plan for which a summary plan description is required and (d) each trust agreement and insurance or group annuity contract relating to any Company Plan.  Each Company Plan has been administered in compliance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, except for any instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect.  There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course) with respect to any Company Plans that would reasonably be expected to have a Material Adverse Effect.  The Company has, in connection with the transactions contemplated hereby, complied with its fiduciary obligations with respect to “Qualifying Employer Securities” held under the TechTeam Global Retirement Savings Plan, in accordance with the terms thereof.  All Company Plans that are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable determination letter from the IRS or have filed a timely application therefor and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan, except as would not reasonably be expected to have a Material Adverse Effect.  The Company has Made Available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of the Form 5500 or similar form for each pending application for a determination letter, if any.  Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any trade or business that, together with the Company or any of its Subsidiaries, would be deemed a single employer within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) maintains or contributes to, or has maintained or contributed to during the previous six years, any multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) or any defined benefit plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA.  No Company Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) provides material benefits to former employees of the Company or its Subsidiaries, other than pursuant to Section 4980B of the Code or any similar Law.  Except as expressly contemplated hereby or as set forth on Section 4.14(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or independent contractor of the Company or any Subsidiary.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)) shall result in any payment that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any current employee of the Company or its Subsidiaries.  Each Company Plan is that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in material compliance with Section 409A of the Code, and the Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Plan, and no employee of the Company or its Subsidiaries is entitled to any gross-up or otherwise entitled to indemnification by the Company, or any Subsidiary for any violation of Section 409A of the Code, except in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  This Section 4.14 constitutes the sole and exclusive representation and warranty of the Company regarding employee benefit, and pension matters, or liabilities or obligations, or compliance with Laws, relating thereto.

Section 4.15.   Labor and Employment Matters.    Except as set forth on Section 4.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is or has been a party to any collective bargaining agreement or other labor union contract applicable to individuals employed by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit in respect of employees of the Company or any of its Subsidiaries.  The Company and each Subsidiary are currently in compliance in all respects, and have been in compliance during the applicable statutes of limitation period in all respects, with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, employee classification issues and the payment and withholding of Taxes, except for any instances of noncompliance that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Within the past twelve months, neither the Company nor any of its Subsidiaries has engaged in any mass layoff, plant closing, workforce reduction, or other action that has resulted in or triggered notice requirements or liability under the WARN Act or any similar state or local plant closing notice law

Section 4.16.   Insurance.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each material insurance policy issued in favor of the Company, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force, (1) such policy is in full force and effect and all premiums due thereon have been paid, (2) the Company is not in breach or default, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (3) no notice of cancellation or termination has been received with respect to any such policy.  Section 4.16 of the Company Disclosure Schedule accurately sets forth the most recent annual premium paid by the Company with respect to its director and officer insurance policies.

Section 4.17.   Tax Matters.  (a)  Except as set forth on Section 4.17 of the Company Disclosure Schedule or as would not have a Material Adverse Effect:  (i) the Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are true complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries timely paid all Taxes that are owed by it (whether or not shown on any Tax Returns) and the accruals and reserves with respect to Taxes on the respective books of the Company and each of its Subsidiaries are adequate (and until the Effective Time will continue to be adequate) to pay all Taxes not yet due and payable and have been determined in accordance with GAAP; (iii) as of the date of this Agreement, there are not pending any audits, examinations, investigations or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries; (iv) the Company has provided to Parent and Purchaser true, complete and correct copies of all federal income Tax Returns and all other material Tax Returns of the Company and each of its Subsidiaries with respect to which the statute of limitations has not yet expired; (v) there are no Liens for Taxes on any of the assets of the Company or any of its subsidiaries other than Permitted Liens; (vi) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law); (vii) all amounts of Tax required to be withheld by the Company and each of its Subsidiaries have been timely withheld and paid over to the appropriate Governmental Entity; (viii) no deficiency for any Tax has been threatened, asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries, except for deficiencies which have been satisfied by payment in full, settled or been withdrawn; (ix) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (x) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or pursuant to any Tax indemnification agreement, Tax allocation agreement or Tax sharing agreement or similar written or unwritten agreement or arrangement that could give rise to a payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements entered into in the ordinary course of business consistent with past practice (all of which have been Made Available to the Purchaser) the primary purpose of which does not relate to Taxes); (xi) neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (xii) neither the Company nor any of its Subsidiaries is nor has ever been a United States real property holding corporation within the meaning of Section 897 of the Code; (xiii) neither the Company nor any of its Subsidiaries has, or has had, any “permanent establishment” as defined in any applicable tax convention, outside the country of such entity’s place of organization and neither the Company nor any of its Subsidiaries have received any written notice from any taxing authority in a jurisdiction where such entity has not filed Tax Returns that it may be subject to taxation in such jurisdiction; (xiv) any material related party transaction involving the Company or any of its Subsidiaries is in compliance with applicable U.S. and foreign transfer pricing principles and is supported by appropriate transfer pricing documentation requirements; (xv) neither the Company nor any of its Subsidiaries, nor any separate unit of any such entity, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code; (xvi) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Effective Time as a result of any (A) change in method of accounting for a period ending on or prior to the Effective Time, (B) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) entered into on or prior to the Effective Time, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) occurring or arising on or prior to the Effective Time, (D) installment sale or open transaction disposition made on or prior to the Effective Time, (E) prepaid amount received on or prior to the Effective Time or (F) election pursuant to Section 108(i) of the Code made effective on or prior to the Effective Time; (xvii) none of the Tax attributes (including net operating loss carryforwards and general business Tax credits) of the Company or any of its Subsidiaries is limited by Sections 382, 383 or 384 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); and (xviii) neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code.

(b)           For purposes of this Agreement:  (i) “Taxes” shall mean any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including:  taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (ii) “Tax Returns” shall mean returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

Section 4.18.   Environmental Matters.  Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) each of the Company and its Subsidiaries is and has been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining or complying with all Permits required under Environmental Laws for the operation of their respective businesses, (b) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property now or previously owned, operated or leased by the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws and (d) since the later of January 1, 2008 or the date of acquisition of the relevant Subsidiary or property, there has been no release of any Hazardous Material into the environment by the Company or any of its Subsidiaries.  This Section 4.18 constitutes the sole and exclusive representation and warranty of the Company regarding environmental and health and safety matters, or liabilities or obligations, or compliance with Laws, relating thereto.

Section 4.19.   Affiliate Transactions.

(a)           No officer or director of the Company or any of its Subsidiaries and to the Knowledge of the Company, no other Person currently owning five percent (5%) or more of the Shares, is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, has engaged in any transaction with the Company or any of its Subsidiaries or Affiliates within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that is not disclosed in the proxy statement most recently filed with the SEC prior to the date of this Agreement.

(b)           Between the date of such proxy statement and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC under the Securities Act.

Section 4.20.   Schedule 14D-9; Offer Documents; Proxy Statement.  (a)  None of the information supplied or to be supplied by or on behalf of the Company or any Affiliate of the Company for inclusion in the Offer Documents shall, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D–9 shall not, at the time it is filed with the SEC, at the time it is mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser that is included in the Offer Documents or the Schedule 14D-9.  The Schedule 14D–9 will, at the time it is filed with the SEC, at the time it is mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(b)           The letter to stockholders, notice of meeting, Proxy Statement and any schedules required to be filed with the SEC, in each case provided to stockholders of the Company in connection with the Merger, shall not, at the time the Proxy Statement is filed with the SEC and first mailed to stockholders of the Company, at the time any amendment or supplement thereto is filed with the SEC, and at the time of any Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or any Affiliate of Parent or Purchaser expressly for inclusion in the Proxy Statement.  The Proxy Statement, at the time it is filed with the SEC and first mailed to stockholders of the Company, at the time of the Company Meeting, and at the time any amendment or supplement thereto is filed with the SEC, shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 4.21.   Opinion of Financial Advisor.  Prior to the execution of this Agreement, Houlihan Lokey Capital, Inc. has delivered to the Company Board its opinion, dated on or about the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by holders of Shares (other than Parent, Purchaser and their respective Affiliates) in the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders.

Section 4.22.   Brokers; Certain Fees.  Except for Houlihan Lokey Capital, Inc., no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

Section 4.23.   Takeover Laws.  The Company Board has, prior to the execution of this Agreement, adopted a resolution approving, for purposes of Section 203 of the DGCL, this Agreement, the transactions contemplated hereby, including the Offer and the Merger, which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.  To the Knowledge of the Company, there are no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) applicable to this Agreement or the transactions contemplated hereby.

Section 4.24.     No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article IV, the Company Disclosure Schedule and any certificates delivered pursuant to this Agreement, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or Purchaser of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser, jointly and severally, hereby represent and warrant to the Company as follows:

Section 5.1.     Organization.  Each of Parent and Purchaser is a corporation or other entity duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate or other entity power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing (where applicable) or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.  Parent owns beneficially and of record all of the outstanding capital stock of Purchaser free and clear of all Liens.  Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities except as contemplated by this Agreement.  “Purchaser Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the ability of Parent or Purchaser to timely perform their respective obligations under this Agreement or to timely consummate the transactions contemplated hereby.

Section 5.2.     Authority.  Each of Parent and Purchaser has all necessary corporate or other entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Purchaser, and no other corporate or other entity proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

Section 5.3.     No Conflict; Required Filings and Consents.  (a)  The execution, delivery and performance of this Agreement by Parent and Purchaser, do not and shall not (1) conflict with or violate the respective certificates of incorporation or by-laws (or similar governing documents) of Parent or Purchaser, (2) assuming that all consents, approvals, actions, non-actions, and authorizations contemplated by clauses (1) through (5) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Purchaser or by which either of them or any of their respective properties are bound or (3) (A) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any material Lien on any of the properties or assets of Parent or Purchaser under, any Contracts to which Parent, Purchaser or any of their respective Subsidiaries is a party or by which Parent, Purchaser or any of their respective Subsidiaries or any of their respective properties are bound, except, in the case of clauses (2) and (3), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation of the transactions contemplated hereby by each of Parent and Purchaser do not and shall not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (1) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (2) compliance with the applicable requirements of the HSR Act, (3) the applicable requirements of Nasdaq, (4) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (5) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.4.     Absence of Litigation.  Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, there is no pending or, to the knowledge of Parent, threatened, legal or administrative proceeding, claim, suit or action against Parent or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, in each case, by or before any Governmental Entity.

Section 5.5.     Offer Documents; Schedule 14D-9; Proxy Statement.  (a)  None of the Offer Documents shall, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied in writing by or on behalf of the Company or any Affiliate of the Company expressly for inclusion therein.  The Offer Documents shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b)           None of the information supplied by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser for inclusion in the Proxy Statement or the Schedule 14D-9 shall, at the times such documents are filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed to stockholders of the Company and at the time of any Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.6.     Brokers.  Except for Fredericks Michael & Co., no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

Section 5.7.     Financing.  Parent has, and as of the Purchase Time and as of the Closing will have, available sufficient cash, cash equivalents and access to financing to satisfy its obligations to permit Purchaser to purchase and pay for Shares pursuant to the Offer and to consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.8.     Ownership and Operations of Purchaser.  Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.  Purchaser has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 5.9.     Solvency.  Neither Parent nor Purchaser is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors.  Immediately after giving effect to all of the transactions contemplated hereby, including any arrangement by Parent of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement (any such arrangements, the “Financing”), any alternative financing and the payment of the aggregate Offer Price and the aggregate Merger Consideration, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions, (b) the accuracy of the representations and warranties of the Company set forth in Article IV hereof (for such purposes, such representations and warranties shall be true and correct in all material respects) and (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions, and payment of all related fees and expenses, the Surviving Corporation will be Solvent.  For purposes of this Section 5.9, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (x) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (y) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (z) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.10.     Certain Arrangements.  There are no Contracts between Parent or Purchaser, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated hereby.  Prior to the Company Board approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Purchaser, alone or together with any other Person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Merger, or any transactions contemplated hereby.

Section 5.11.     Access to Information; Disclaimer.  Parent and Purchaser each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to the electronic data room maintained by the Company through Merrill Corporation for purposes of the transactions contemplated hereby, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed.

Section 5.12.     Other Matters.  Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Purchaser acknowledges and agrees that (a) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article IV hereof, the Company Disclosure Schedule or any certificate delivered pursuant to this Agreement, and (b) none of Parent or Purchaser has been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article IV of this Agreement or any certificate delivered pursuant to this Agreement.  Without limiting the generality of the foregoing, each of Parent and Purchaser acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been Made Available to Parent, Purchaser or any of their respective Representatives.

Section 5.13.     Guarantee.  Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the Guarantee, dated as of the date hereof, in favor of the Company, in the form set forth in Annex VI(B).  The Guarantee is in full force and effect.

ARTICLE VI.
COVENANTS

Section 6.1.     Conduct of Business of the Company Pending the Merger.  Except as provided in or contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the earlier of (1) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 1.4(a) and (2) the Effective Time (such earlier time, the “Control Time”), the Company shall conduct its operations according to its ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing and except as provided in or contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Control Time, without the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned, the Company will not, and will cause its Subsidiaries not to:

(a)           amend or otherwise change its certificate of incorporation or by-laws or any similar governing instruments;

(b)           (i) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock; provided, that the Company may issue shares of Common Stock required to be issued upon exercise or settlement of Company Stock Options or other equity rights or obligations under the Company Stock Plans or Company Plans of the Company outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan or Company Plan of the Company in effect on the date hereof; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (A) pursuant to commitments in effect as of the date hereof or (B) in connection with withholding to satisfy tax obligations with respect to Company Stock Options or in connection with the forfeiture of equity awards, or acquisitions in connection with the net exercise of Company Stock Options; (iii) and for any dividend or distribution to the Company by any of its Subsidiaries, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock; or (iv) split, combine, subdivide or reclassify any shares of its capital stock;

(c)           (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of business or (ii) authorize, make or agree to make any new capital expenditure or expenditures, or enter into any Contract or arrangement that reasonably may result in payments by or liabilities of the Company, in excess of $1,000,000 in the aggregate in any twelve (12) month period;

(d)           sell any of its properties or assets that are material to the Company and its Subsidiaries taken as a whole, except (i) sales, leases, rentals and licenses in the ordinary course of business, (ii) pursuant to Contracts in force on the date of this Agreement, previously Made Available to Parent and Purchaser (iii) dispositions of obsolete or worthless assets or (iv) transfers among the Company and its Subsidiaries;

(e)           amend in any material respect, terminate, or grant any release or relinquishment of any material rights under, any Material Contract other than in the ordinary course of business consistent with past practice;

(f)           (i) incur any indebtedness (excluding any letters of credit issued in the ordinary course of business) having an outstanding principal amount in excess of $1,000,000 in the aggregate, (ii) make any loans or advances to any Person (other than the Company and any wholly-owned Subsidiary of the Company), or (iii) prepay any accounts payable except in the ordinary course of business;

(g)           (i) increase the compensation payable or to become payable (including bonus grants), pay any bonuses to or increase or accelerate the vesting of the benefits provided to its directors, executive officers or employees or other service providers, except for increases in compensation, acceleration of vesting or payment of bonuses (A) required by contract as in effect on the date of this Agreement, and Made Available to Parent or (B) increases in the ordinary course of business in salaries or wages of employees of the Company or any of its Subsidiaries (provided that payments of bonuses consistent with past practice shall not constitute an increase in compensation) other than officers or directors of the Company or any Subsidiaries, (ii) grant any severance or termination pay or benefit rights to, or enter into any employment, severance, retention, change in control, consulting or termination agreement with, any director, executive officer or other employee or other service providers of the Company or of any Company Subsidiary, except pursuant to a policy or agreement in effect on the date of this Agreement and Made Available to Parent or as required by applicable Law, provided that the Company may (A) issue or enter into employment offer letters, employment agreements and consulting agreements (other than with officers and directors of the Company), and (B) grant benefit rights (except stock-based compensation) to new employees hired in accordance with clause (A) in each case of clauses (A) and (B), in the ordinary course of business, consistent with past practice, or (iii) enter into any collective bargaining agreement, except as required by Law or in the ordinary course of business;

(h)           make any material changes to financial or tax accounting methods, principles or practices (or change an annual accounting or period), except insofar as may be required by applicable Law, including without limitation a change in GAAP;

(i)           except as required by Law or as otherwise is in the ordinary course of business (i) make any material change (or file any such change) in any method of Tax accounting or any annual Tax accounting period; (ii) make, change or rescind any material Tax election; (iii) settle or compromise any material Tax liability; or (iv) file any amended Tax Return involving a material amount of additional Taxes;

(j)           adopt a plan or agreement of complete or partial liquidation or dissolution; or

(k)           agree to take any of the actions described in Section 6.1(a) through (j).

Section 6.2.     Access to Information; Confidentiality.  (a)  Subject to the restrictions imposed by the HSR Act or other applicable Laws, from and after the date of this Agreement until the Control Time, the Company will (i) give Parent and Purchaser and their respective Representatives reasonable access during normal business hours to those employees, facilities, books, Contracts and records of the Company and its Subsidiaries and such other information concerning its business and properties as Parent or Purchaser may reasonably request (other than any publicly available document filed by it pursuant to the requirements of Federal or state securities Laws); (ii) reasonably cooperate with Purchaser regarding Purchaser’s evaluation of Company Employees for continued employment, including granting reasonable access to Company Employees for interviews; (iii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and use its commercially reasonable efforts to cause Ernst & Young LLP to furnish its work papers in respect of the Company and its Subsidiaries; and (iv) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided, that Parent, Purchaser and their respective Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, however, that the Company shall not be obligated to provide such access or information if doing so would, on the advice of counsel, violate applicable Law or a Contract or obligation of confidentiality owing to a third party and may restrict the foregoing access to the extent that any applicable law requires the Company to restrict or prohibit access to any such properties or information, or such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information.

(b)           Information obtained by Parent or Purchaser or their respective Representatives pursuant to Section 6.2(a) will be subject to the provisions of the Confidentiality Agreement.  No information or knowledge obtained by any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty made by any party hereto.

(c)           Nothing in this Section 6.2 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (1) violate any of its respective obligations with respect to confidentiality, provided that the Company will use commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure and will disclose or describe such information to the fullest extent possible consistent with such obligations, (2) result in a violation of applicable Law, including the HSR Act or (3) result in loss of legal protection, including the attorney-client privilege and work product doctrine.

Section 6.3.     No Solicitation; Change in Recommendation.  (a)  Except as permitted by this Section 6.3, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, shall cause each of its Subsidiaries not to, and shall direct each of its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information or affording access to the business, properties, assets, books or records of the Company or any of its Subsidiaries) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal, or (iii) enter into any Contract or agreement in principle with respect to an Acquisition Proposal; provided that, it is understood and agreed that any determination or action by the Company Board permitted under Section 6.3(b), Section 6.3(c), Section 6.3(d) or Section 8.1(d)(iii), shall not, in and of itself, be deemed to be a breach or violation of this Section 6.3(a) or, in the case of Section 6.3(b), give Parent a right to terminate this Agreement pursuant to Section 8.1(c)(ii).  The Company shall, and shall cause its Subsidiaries and direct each of their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, any of its Subsidiaries or its or any of their Representatives with respect to any Acquisition Proposal.

(b)           Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time on or after the date of this Agreement and until the Purchase Time, the Company or its Representatives receives a bona fide, unsolicited written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made on or after the date of this Agreement and which did not arise or result from any breach of this Section 6.3, if the Company Board, or any committee thereof, determines in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and the Company Board, or any committee thereof, determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided, that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (B) engage in or otherwise participate in discussions and/or negotiations with the Person or group of Persons making such Acquisition Proposal.  Notwithstanding anything to the contrary contained in Section 6.3(a), the Company shall be permitted to grant a waiver or release to any Person or group of Persons subject to an Acceptable Confidentiality Agreement for the sole purpose of allowing such Person or Group of Persons to submit an Acquisition Proposal that the Company Board, or any committee thereof, determines in good faith is reasonably likely to lead to a Superior Proposal if the Company Board determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.  For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means (i) any pre-existing confidentiality agreement between the Company and any such Person and (ii) any confidentiality agreement entered into after the date of this Agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, provided that any such agreement under (i) or (ii) shall permit the Company to comply with the terms of this Section, and provided further that a copy of any such agreement shall be promptly (and in any event within 24 hours of execution) provided for informational purposes to Parent.  The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by the Company or any of its Subsidiaries or Representatives) of any Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person that is seeking to make or has made after the date hereof an Acquisition Proposal.  The Company shall provide such notice in writing and shall identify the Person making, and the terms and conditions of, any such Acquisition Proposal or request.  The Company shall keep Parent informed, on a prompt basis (but in any event within 24 hours), of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.  The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

(c)           Except as expressly permitted by this Section 6.3(c), the Company Board shall not (i)(A) fail to make, change, qualify, withdraw or modify, or publicly propose to change, qualify, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (B) take any action or make any recommendation or public statement in connection with a Third Party tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, (C) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company an Acquisition Proposal, or (D) resolve or agree to take any of the foregoing actions (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize the Company or any of its Subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”).  Notwithstanding anything to the contrary herein:

(x) the Company Board may effect a Company Adverse Recommendation Change other than with respect to an Acquisition Proposal, if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law; provided, that, the Company Board shall not make a Company Adverse Recommendation Change pursuant to (x) unless (1) the Company promptly notifies Parent, in writing at least three full Business Days prior to taking such action, of its intention to effect such Company Adverse Recommendation Change, (2) during such notice period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that failure to effect such a Company Adverse Recommendation Change is no longer inconsistent with the fiduciary duties under applicable Law and (3) the Company Board determines in good faith, after consultation with outside legal counsel, following the conclusion of such three Business Day notice period, that the failure to make such a Company Adverse Recommendation Change would still be inconsistent with its fiduciary duties under applicable Law, and

(y) if the Board of Directors of the Company receives an Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, constitutes a Superior Proposal, the Company Board may effect a Company Adverse Recommendation Change or authorize the Company to enter into a Company Acquisition Agreement with respect to such Superior Proposal, if such Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law and the Company concurrently terminates this Agreement pursuant to Section 8.1(d)(iii), provided that, the Company Board shall not make a Company Adverse Recommendation Change pursuant to (y) unless:  (1) the Company promptly notifies Parent, in writing at least three full Business Days prior to taking such action, of its intention to effect a Company Adverse Recommendation Change, specifying the material terms and conditions of such Superior Proposal, including the identity of the Person making such offer (and attaching a copy of the proposed definitive Company Acquisition Agreement relating thereto, which shall be in final form in all material respects and include all schedules, annexes and exhibits thereto) (it being understood and agreed that any change to the consideration payable in connection with such Superior Proposal or any other material modification thereto shall require a new two Business Day advance written notice hereunder); (2) during any such notice period(s), if requested by Parent, the Company engages in good faith negotiations with Parent (to the extent Parent desires to negotiate) to amend this Agreement, and (3) the Company Board determines in good faith, after consultation with outside legal counsel, following the conclusion of such notice period(s), that the failure to make a Company Adverse Recommendation Change would still be inconsistent with the Company Board’s fiduciary duties under applicable Law (taking into account any changes to the terms of this Agreement proposed by Parent), and provided further that the Company Board shall not authorize the Company to enter into a Company Acquisition Agreement with respect to such Superior Proposal during such notice period(s).

Notwithstanding anything to the contrary in this Agreement, to the extent the Offer is scheduled to expire during any of the notice period(s), as extended, set forth in paragraphs (x) and (y) of this Section 6.3(c) above (the “Negotiation Period”) , (i) the Purchaser shall, and Parent shall cause Purchaser to, promptly (within 24 hours of delivery of the notice of the intent to effect a Company Adverse Recommendation Change in accordance with Section 6.3(c) and in any event prior to the scheduled expiration of the Offer) extend the Offer Period until the 5 p.m. (eastern time) of the Business Day immediately following expiration of the Negotiation Period and (ii) the Outside Date shall be extended until such time and date.

(d)           Nothing in this Section 6.3 shall prohibit the Company Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if such Board determines, after consultation with outside legal counsel, that failure to so disclose such position could constitute a violation of applicable Law.  In addition, it is understood and agreed that, for purposes of this Agreement (including Article VIII), a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Company Board pursuant to Rule 14d.9(f) of the Exchange Act, or any similar communication to the stockholders of the Company, shall not constitute a Company Adverse Recommendation Change or a withdrawal or modification, or proposal by the Company Board to withdraw or modify, such Company Board’s recommendation of this Agreement or the transactions contemplated hereby, or an approval or recommendation with respect to any Acquisition Proposal.

(e)           As used in this Agreement, “Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding Shares, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Shares, (iv) merger, consolidation, share exchange, business combination, recapitalization, extraordinary dividend, significant corporate reorganization or similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, less than 80% of the equity interests in the surviving or resulting entity of such transaction, (v) liquidation or dissolution of the Company or any of its Subsidiaries or (vi) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Shares involved is 20% or more; in each case, other than the transactions contemplated by this Agreement.

(f)           As used in this Agreement, “Superior Proposal” shall mean any bona fide, unsolicited written Acquisition Proposal on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable from a financial point of view to the holders of Shares than the transactions contemplated by this Agreement (including the Offer and the Merger), taking into account all the terms and conditions of such proposal (including the likelihood and timing of consummation thereof), and this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such proposal or otherwise) and is reasonably capable of being consummated on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.”

Section 6.4.     Employment and Employee Benefits Matters.  (a)  After the Effective Time and continuing until the end of the first calendar year commencing after the Control Time, the Surviving Corporation shall provide or cause to be provided after the Effective Time to each Company Employee that remains employed with the Company or any of its Subsidiaries, (i) base salary and incentive compensation opportunities and (ii) employee benefits that are, in either case, not less favorable, in the aggregate than as provided by the Company on the date hereof; provided, however, that nothing in this Section 6.4 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate the employment of any individual or to amend or terminate any employee benefit plan, program or arrangement.  Nothing in this paragraph shall be interpreted to require Parent to provide for the participation of any Continuing Employee in any benefit plan of Parent (the “Parent Benefit Plans”).

(b)           For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Control Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Control Time, to the same extent as such employee of the Company was entitled, before the Control Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Control Time; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.  In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Control Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Control Time. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all premium, deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)           Nothing in this Section 6.4 shall prohibit the Surviving Corporation from amending or terminating any particular Company Plan to the extent permitted by its terms or applicable Law.  Nothing in this Section 6.4 shall be interpreted to require Parent to provide for the participation of any Company Employee in any benefit plan of Parent.  This Section 6.4 is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or otherwise to create any third party beneficiary hereunder, or to be interpreted as an amendment to any plan of Parent or any affiliate of Parent.  Furthermore, nothing in this Agreement shall be construed to create a right in any Company Employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent and, subject to any agreement between a Company Employee and Parent, the Surviving Corporation or any other Subsidiary of Parent, the employment of each Company Employee shall be “at will” employment.

Section 6.5.     Directors’ and Officers’ Indemnification and Insurance.

(a)           From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including, but not limited to, fees and expenses of legal counsel, experts and litigation consultants as well as any appeal bonds) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was, or was or is deemed to have status as, a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions contemplated hereby), to the fullest extent permitted under applicable Law.  All obligations of the Company and such Subsidiaries to the Indemnitees in respect of advancement, indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (A) the Certificate of Incorporation and By-laws and the organizational documents of such Subsidiaries as currently in effect and (B) the indemnification agreements listed on Section 6.5 of the Company Disclosure Schedule, shall survive the transactions contemplated hereby and continue in full force and effect in accordance with their respective terms, in each case, whether or not the Company’s insurance covers all such costs, for a period of six years following the Effective Time.  From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification, advancement and exculpation obligations.  Without limiting the foregoing, Parent, from and after the Control Time until the later of (x) six years from the Effective Time and (y) expiration of the applicable statute of limitations for any item set forth in clause (i) above, shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and advancement and indemnification than are set forth as of the date of this Agreement in the Certificate of Incorporation and By-laws, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.  In addition, from and after the Effective Time, Parent shall cause the Company and the Surviving Corporation to pay any expenses (including, but not limited to, fees and expenses of legal counsel, experts and litigation consultants, as well as any appeal bonds) of any Indemnitee under this Section 6.5 (including in connection with enforcing the advancement, indemnity and other obligations referred to in this Section 6.5) as incurred to the fullest extent permitted under applicable Law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent, and only to the extent, required by applicable Law.

(b)          An Indemnitee shall have the right, but not the obligation, to assume and control the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 6.5 (each, a “Claim”) with counsel selected by the Indemnitee, which counsel shall be reasonably acceptable to Parent; provided, however, that Parent (i) shall be permitted to participate in the defense of such Claim at its own expense and (ii) shall not be liable for any settlement effected without Parent’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Each of Parent, the Company, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)           Parent shall bear the full cost of, and shall cause the Company to maintain in effect, for at least six years commencing on and immediately following the Effective Time, one or more director and officer tail policy(ies) as described below (collectively, the “D&O Tail Policies”).  Prior to the Purchase Time, the Company shall obtain one or more prepaid, fully-earned and non-cancellable D&O Tail Policies applicable on and after the Effective Time, for a period equal to the greater of (i) six years immediately following the Effective Time and (ii) the statute(s) of limitations applicable to the acts and omissions of the directors and officers of the Company up through and including the Effective Time (the greater of such periods, the “D&O Tail Period”), in lieu of the current policies or directors and officers liability insurance maintained by the Company.  Such D&O Tail Policies shall provide at least the same coverage with respect to amounts, terms and conditions, as the directors and officers liability insurance policies (including, but not limited to, both primary and any and all excess policies) maintained by the Company on the date hereof (collectively, the “Current D&O Policies”), or policies with at least the same coverage limits and amounts as the Current D&O Policies, containing terms and conditions which are no less favorable to the individuals or the Company covered by such Current D&O Policies, than the terms of such policies, so long as the Company is not required to pay a premium in excess of 200% of the last annual premium paid in the aggregate by the Company for such Current D&O Policies (the dollar amount of such percentage being the “Maximum Premium”).  If the Company is unable to obtain, or unable to cause to be obtained, the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, it shall instead obtain as much comparable insurance as possible for a director and officer tail premium equal to the Maximum Premium for the D&O Tail Period.  Neither Parent nor Surviving Corporation shall take, or allow to be taken, any action to terminate, or which could reasonably be expected to result in the termination of, the D&O Tail Policies, during the D&O Tail Period.

(d)           The provisions of this Section 6.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  The obligations of Parent and the Surviving Corporation under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.5 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.5 applies shall be third party beneficiaries of this Section 6.5).

(e)           Parent and Purchaser hereby acknowledge that Indemnitee has or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other entities and/or organizations not associated with Parent, Company and their insurers (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”).  Parent, Purchaser and the Company hereby agree that, with respect to any advancement or indemnification obligation owed, at any time, to Indemnitee by Parent, Purchaser, the Company, the Surviving Corporation or any Other Indemnitor, whether pursuant to any certificate of incorporation, by-laws, partnership agreement, operating agreement, indemnification agreement or other document or agreement and/or pursuant to Section 6.5 of this Agreement (any of the foregoing is herein an “Indemnification Agreement”)  (i) the Surviving Corporation shall, at all times, be the indemnitor of first resort (i.e., its obligations to Indemnitee shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee shall be secondary), (ii) it shall, at all times, be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Agreement), without regard to any rights Indemnitee may have against the Other Indemnitors, and (iii) it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof.  Parent, Purchaser and the Company hereby further agree that no advancement, indemnification or other payment by the Other Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company or the Surviving Corporation shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of Indemnitee against the Company or the Surviving Corporation, and the Company and/or the Surviving Corporation shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of Indemnitee.

(f)           In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.5.

Section 6.6.     Further Action; Efforts.

(a)           Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties hereto and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Offer to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated hereby.  For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)           In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to file an appropriate Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) business days of the date hereof, and to supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.6 necessary to cause the expiration or termination of the applicable waiting period under the HSR Act (including any extensions thereof) as soon as practicable; and (ii) the Company and Parent shall each use its reasonable best efforts to (A) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (B) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transactions contemplated hereby.

(c)           Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated hereby, including any proceeding initiated by a private party, and (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby.  Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated hereby, other than “4(c) documents” as that term is used in the rules and regulations of the HSR Act

(d)           In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other Person with respect to the transactions contemplated hereby.  Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the transactions contemplated hereby, on or before the Outside Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably possible (and in any event no later than the Outside Date).  Notwithstanding anything to the contrary herein, Parent shall be under no obligation to (A) propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent, the Company (or any of their respective Subsidiaries) or (B) otherwise take or commit to take actions that limit Parent or its Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of the businesses, product lines or assets of Parent, the Company, or any of their respective Subsidiaries, in each case, regardless of whether such measures could avoid the entry of, or effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby. The Company shall take such of the foregoing actions as Parent may request; provided, that any such action is conditioned upon the consummation of the Merger.

Section 6.7.     Takeover Laws.  The Company will, upon the request of Parent or Purchaser, (a) take all reasonable steps to exclude the applicability to the Merger or any other transaction contemplated by this Agreement of any Takeover Laws, and (b) assist in any challenge by Parent or Purchaser to the validity, or the applicability to the Offer, the Merger or any other transaction contemplated by this Agreement, of any Takeover Laws.

Section 6.8      Proxy Statement.

(a)           Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.7, promptly after the consummation of the Offer, (i) the Company will prepare and file with the SEC, the Proxy Statement in preliminary form, as required by the Exchange Act and the rules and regulations promulgated thereunder, (ii) as soon as practicable thereafter mail to its stockholders the Proxy Statement and all other proxy materials for such meeting, and if necessary in order to comply with applicable securities Laws, and (iii) after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and if required in connection therewith, re-solicit proxies.  Subject to Delaware law, the Proxy Statement shall contain the unanimous recommendation of the Company Board to the stockholders of the Company to grant the Company Required Vote.  Parent and Purchaser and their counsel will be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC.

(b)           The Company will (i) obtain and furnish the information required to be included in the Proxy Statement, (ii) as promptly as practicable following receipt thereof, provide Parent, Purchaser and their counsel with copies of any written comments, or advise Parent and its counsel of any oral comments, that may be received from the SEC or its staff with respect thereto, (iii) provide Parent and its counsel with a reasonable opportunity to review the Company’s proposed response to such comments, (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC, and (v) cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders.  The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it has become false or misleading in any material respect or as otherwise required by Law.  The Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and disseminated to holders of shares of the Company’s Common Stock, in each case as and to the extent required by applicable federal securities Laws.

Section 6.8.     Public Announcements.  Each of the Company, Parent and Purchaser agrees that no public release or announcement concerning the transactions contemplated by this Agreement will be issued by any party without the prior consent of the Company and Parent (which consent will not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or any rule or regulation of Nasdaq or any other stock exchange to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement will use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, will be at the final discretion of the disclosing party.  The restrictions of this Section 6.8 will not apply to communications by the Company regarding an Acquisition Proposal or a Company Adverse Recommendation Change.

Section 6.9.     Notification.

(a)           The Company will give reasonably prompt notice to Parent, and Parent will give reasonably prompt notice to the Company, upon obtaining knowledge of the occurrence or non occurrence of any event that has resulted or is reasonably likely to result in the failure of such party to comply with or satisfy any Offer Condition.

(b)           Each of the Company and Parent shall promptly notify the other of:

(i)           any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(ii)          any Proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or the Parent, Purchaser or any of their Subsidiaries, as applicable and in each case as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;.

Section 6.10.     No Control of the Company’s Business.  Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Control Time.  Prior to the Control Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.11.     Company Compensation Arrangements.  Prior to the scheduled expiration of the Offer (as it may be extended hereunder), the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement entered into prior to, on or after the date hereof by the Company or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such rule.  The Company shall give Parent and its counsel a reasonable opportunity to review and comment on any board of director or compensation committee resolutions proposed to be adopted pursuant to this Section 6.11 prior to adoption thereof.

Section 6.12.     Section 16 Matters.  The Company, Purchaser and Parent shall take all reasonable steps as may be required to cause the transactions contemplated by Section 3.2(a) and Section 3.2(c) and dispositions of Company equity securities (including derivative securities) or any acquisitions of Parent equity securities in connection with this Agreement by each individual who is a director or officer of the Company, or who will upon the Effective Time is or will become an officer or director of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13.     Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense, settlement or compromise of any litigation by or on behalf of one or more stockholders (or former stockholders) of the Company against the Company and/or its directors or officers commenced prior to the Effective Time and concerning the transactions contemplated by this Agreement, and no such settlement or compromise shall be agreed to without Parent’s prior written consent.

Section 6.14.     Delisting.  From the Purchase Time to the Closing Date the Company shall cooperate with Parent to enable the de-listing by the Surviving Corporation of the Common Stock from Nasdaq and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.15.     FIRPTA Certificate.  On or prior to the Closing Date, the Company shall deliver to Purchaser a duly authorized and executed FIRPTA Certificate in a form reasonably acceptable to Purchaser certifying that the interests in Company are not “U.S. real property interests” in accordance with Treasury Regulations under Section 897 and 1445 of the Code.

ARTICLE VII.
CONDITIONS OF MERGER

Section 7.1.     Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger will be subject to the satisfaction (or, to the extent permissible under applicable Law, waiver by the party entitled to the benefit thereof) at or prior to the Closing of each of the following conditions:

(a)           If and to the extent required by the DGCL and the certificate of incorporation of the Company, this Agreement shall have been duly adopted by the Company Requisite Vote.

(b)           No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; provided, however, that prior to invoking this Section 7.1(b), each party shall have used its commercially reasonable efforts to have such Law, injunction, judgment or other prohibition lifted.

(c)           Purchaser shall have accepted for purchase and paid for the Shares validly tendered (and not withdrawn) pursuant to the Offer; provided, however, that neither Parent nor Purchaser shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered (and not withdrawn) pursuant to the Offer.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

Section 8.1.     Termination.  This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

(a)           by the mutual written consent of the Company and Parent duly authorized by each of their board of directors; or

(b)           by either of the Company or Parent:

(i)           if the acceptance and payment for the Shares pursuant to the Offer shall not have been consummated on or before March 1, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this  Section 8.1(b)(i) shall not be available to a party if the failure to consummate the acceptance and payment for the Shares pursuant to the Offer on or before the Outside Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii)           if any Restraint enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal or enjoining, restraining, preventing or prohibiting the commencement or closing of the Offer, or making the commencement or closing of the Offer illegal, shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(c)           by Parent:

(i)           at any time prior to the Purchase Time, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would cause any of the conditions set forth in Annex I to not be satisfied, (y) shall have been notified by Parent by a written notice delivered to the Company and (z) cannot be cured by the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of a written notice to the Company of such breach and such breach shall not have been cured in a manner such that such breach no longer results in the applicable condition set forth in Annex I not being satisfied; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to Parent if the Company’s breach or failure to perform any of its representations, warranties, covenants or other agreements contained in this Agreement was primarily due to the failure of Parent or Purchaser to perform any of their obligations under this Agreement;

(ii)           (A) the Company Board or any committee thereof shall have effected or resolved to effect a Company Adverse Recommendation Change, (B) the Company fails to include the Company Board Recommendation in the Schedule 14D-9, (C) the Company Board or any committee thereof shall have resolved to take any of the actions described in clause (A) and (B) of this Section 8.1(c)(ii), (D) the Company shall have entered into, or publicly announced its intention to enter into any Company Acquisition Agreement, or (E) the Company or its Representatives shall have intentionally and materially breached any of its obligations under Section 6.3 which resulted in an Acquisition Proposal being announced, commenced, submitted or made; or

(d)          by the Company:

(i)           if Parent or Purchaser shall have (A) failed to commence the Offer within ten (10) Business  Days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder, unless such action or inaction under (A) or (B) shall have been caused by or resulted from (x) the failure of the Company to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the material breach by the Company of any of its representations or warranties contained in this Agreement or (y) the failure of the Antitrust Condition or the condition set forth in paragraph (a) of Annex I to be satisfied, (C) failed to timely accept for payment and purchase all Shares that have been validly tendered and not withdrawn pursuant to the Offer in accordance with Section 1.1 if all Offer Conditions shall have been satisfied or waived as of the expiration of the Offer (including any extensions thereof within the Extension Period) or (D) shall have taken any of the actions set forth in clauses (1) through (7) of the last sentence of Section 1.1(a)(i) without the prior written consent or waiver of the Company;

(ii)           at any time prior to the Purchase Time, if Parent or Purchaser shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would cause any of the conditions set forth in Annex I to not be satisfied, (y) shall have been notified by Company by a written notice delivered to the Parent and Purchaser and (z) cannot be cured by the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of a written notice to Parent and Purchaser of such breach and such breach shall not have been cured in a manner such that such breach no longer results in the applicable condition set forth in Annex I not being satisfied; provided, however, that the right to terminate this Agreement under this Section 8.1(d)(ii) shall not be available to the Company if the Parent’s or Purchaser breach or failure to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement was primarily due to the failure of the Company to perform any of its obligations under this Agreement or

(iii)           in order to enter into a transaction that is a Superior Proposal, if, prior to the purchase of Shares pursuant to the Offer, (A) the Board of Directors of the Company determines that it has received a Superior Proposal, (B) the Company has complied in all material respects with its obligations under Section 6.3, (C) prior to or concurrently with such termination, the Company pays the fee due under Section 8.3, (D) (1) the Company promptly notifies Parent, in writing and at least three full Business Days prior to such termination, of its intention to terminate this Agreement and to enter into a binding definitive agreement in respect of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, including the identity of the Person making such offer (and attaching a copy of the proposed definitive Company Acquisition Agreement relating thereto, which shall be in final form in all material respects and include all schedules, annexes and exhibits thereto) (it being understood and agreed that any change to the consideration payable in connection with such Superior Proposal or any other material modification thereto shall require a new two Business Day advance written notice hereunder), (2) during any such notice period(s), if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement, and (3) at the end of any such notice period(s), the Company Board determines in good faith, after consultation with outside legal counsel, that such offer is still a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent) and that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, and (E) the Company enters into such binding definitive agreement concurrently or immediately following such termination.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to each other party hereto.

Section 8.2.     Effect of Termination.  (a)  Any termination of this Agreement by Parent pursuant to this Article VIII will also constitute an effective termination by Purchaser.

(b)           In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 6.2(b), Section 8.2, Section 8.3, Section 8.4, Article IX and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any party (or any directors, officers, employees, agents, legal and financial advisors or other representatives and Affiliates of such party), except to the extent the Company is required to pay the Termination Fee pursuant to Section 8.3; provided, that, subject to Section 8.3(b), nothing shall relieve any party to this Agreement from liability for fraud or any intentional or knowing material breach of its covenants or agreements set forth in this Agreement.

Section 8.3.     Termination Fee.  (a)  In the event that:

(i)      (A) a bona fide Acquisition Proposal shall have been publicly disclosed after the date hereof and not withdrawn prior to the termination of this Agreement, and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or by Parent pursuant to Section 8.1(c)(i) and (C) within 12 months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to, or recommends to its stockholders, any Acquisition Proposal or any Acquisition Proposal is consummated; provided, that for purposes of clause (C) of this Section 8.3(a)(i), the references to “20%” and 80% in the definition of Acquisition Proposal shall be deemed to be references to “50%;” or

(ii)     this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii); or

(iii)    this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii);

then, in any such event under clause (i), (ii) or (iii) of this Section 8.3(a), the Company shall pay as directed by Parent the Termination Fee (as defined below), by wire transfer of same day funds to an account designated by the Parent, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.  “Termination Fee” shall mean an amount equal to $2,800,000.

(b)           Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, the Company shall pay the Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with any action taken to collect payment (including the prosecution of any lawsuit or legal action), together with interest on the overdue amount at the publicly announced prime rate of Bank of America or any successor thereto in New York City in effect on the date such overdue amount was originally required to be paid, from the date such amount was first payable to the date it is actually paid to Parent.  Notwithstanding anything in this Agreement to the contrary (including Section 8.2), in the event that the Termination Fee is paid in accordance with this Section 8.3, the payment of such Termination Fee shall be the sole and exclusive remedy of Parent, Purchaser, and their respective subsidiaries, shareholders, Affiliates, officers, directors, employees and Representatives against the Company or any of its directors, officers, employees, Representatives or Affiliates with respect to (i) any loss or damage (including consequential, special, indirect or punitive damages) suffered, directly or indirectly, as a result of the failure of any transactions contemplated hereby, including the purchase of the Shares pursuant to the Offer and the Merger, to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement.

Section 8.4.     Expenses.  Except as otherwise specifically provided herein, each party will bear its own expenses in connection with this Agreement and the transactions contemplated hereby, provided that the Company and Parent shall share equally all filing fees payable pursuant to the HSR Act.

Section 8.5.     Amendment.  Subject to Section 1.4(b), this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the holders of Shares; provided, however, that, (1) after Purchaser purchases any Shares pursuant to the Offer, no amendment will be made that decreases the Merger Consideration, and (2) after adoption of this Agreement by the holders of Shares, no amendment may be made that by Law or any applicable rule or regulation of any stock exchange requires the further approval of the holders of Shares without such further approval.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.6.     Waiver.  Subject to Section 1.4(b), at any time prior to the Effective Time, Parent and Purchaser, one the one hand, and the Company, on the other hand, may (1) extend the time for the performance of any of the obligations or other acts of the other, (2) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (3) subject to the requirements of applicable Law, waive compliance by the other parties with any of the agreements or conditions contained herein, except that the Minimum Condition may only be waived by Purchaser with the prior written consent of the Company.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

ARTICLE IX.
GENERAL PROVISIONS

Section 9.1.     Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (1) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (2) this Article IX.

Section 9.2.     Notices.  All notices, requests, claims, demands and other communications (“Notices”) hereunder shall be in writing (unless specifically required under this Agreement to be given orally) and shall be given: (1) when delivered, if delivered in person; (2) when sent, if sent (A) by confirmed facsimile (which shall mean the confirmation of date and time of transmission by the transmitting equipment sending such facsimile), or (B) by confirmed email (which shall mean the confirmation of receipt of the email by either the party receiving such Notice or such party’s legal counsel listed below, by email) (and each party hereby covenants and agrees to provide such confirmation of receipt of the email either directly or via such party’s legal counsel upon receipt), provided, that except with respect to Notices delivered pursuant to Section 6.3(b), in each of cases (1), 2(A) or 2(B) Notices delivered after 5:00 p.m. of such recipient’s local time on a Business Day at the place of delivery shall be deemed given at 9:00 a.m. of such recipient’s local time on the next Business Day or (3) by confirmed overnight delivery via an internationally recognized overnight delivery service (cost prepaid)(which shall mean the confirmation of date and time of delivery by the courier service) for next day delivery; provided, that Notices pursuant to method (3) shall only be a permitted means of delivery in the event that confirmation is not received pursuant to 2(A) or 2(B), and provided further that Notices sent via method (3) shall be deemed to have been delivered two (2) Business Days after sending, if sent.  Such Notices shall be sent in each case to the respective parties at the following addresses below (or at such other address or person as a party may designate by notice to the other parties), and in the case of Notices sent by means other than (2)(B) above, parties shall also deliver, simultaneously or immediately following delivery of notice, a confirming copy of such Notice (which delivery shall not constitute notice hereunder except as provided in (2)(B)) to the email addresses designated below (or to such other email address or person as a party may designate by notice to the other parties):

(a)           if to Parent or Purchaser:

c/o Stefanini IT Solutions SA
Avenida Brigadeiro Faria Lima, 1355
19° Floor
Sao Paulo SP
001452-002
Brazil
Attention: Antonio Carlos Barretto
Facsimile: 011 55 11 3815-2800
Email: abarretto@stefanini.com

with additional copies (which will not constitute notice) to:

7 Welbeck Street
London W1G 9YE
United Kingdom
Attention:  Antonio Carlos de Mattos Barretto
Facsimile: 011 55 11 3815-2800
Email: abarretto@stefanini.com

and

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303
Attention:  Diane Holt Frankle, Esq.
Facsimile:  1-650-687-1168
Email:  diane.frankle@dlapiper.com

(b)           if to the Company:

TechTeam Global, Inc.
27335 West 11 Mile Road
Southfield, MI  48033
Attention:  Michael A. Sosin, Esq.
Facsimile:  (248) 357-2570
Email:  MSosin@techteam.com

with an additional copy (which will not constitute notice) to:

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA  02199

Attention:  Jeffrey R. Katz, Esq.
Facsimile:  (617) 235-0617
Email:  Jeffrey.Katz@ropesgray.com

Section 9.3.     Certain Definitions.  For purposes of this Agreement, the following capitalized terms shall have the meanings as set forth in this Section 9.3:

(a)           “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

(b)           “Business Day” means any day other than (i) a Saturday or Sunday,  (ii) any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or (iii) any day on which banks are not required or authorized by law to close in New York, New York or Sao Paolo, Brazil.

(c)           “Code” means the Internal Revenue Code of 1986, as amended.

(d)           “Company IT Systems” means all information technology and computer systems (including computer software, data files, source and object codes, tools, user interfaces, manuals and other specifications and documentation (and all know-how relating to the foregoing), information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company or any of its Subsidiaries.

(e)           “Company Owned Intellectual Property” means all material Intellectual Property owned by the Company or any of its Subsidiaries, including all registered trademarks, trade names, brand names, service marks and trade dress.

(f)           “Company Stock Options” means options to acquire shares of Common Stock granted under or pursuant to the Company Stock Plans.

(g)           “Company Stock Plans” means the Platinum 2004 Incentive Stock and Awards Plan and the Platinum 2006 Incentive Stock and Awards Plan as amended and restated effective April 23, 2010.

(h)           “Encumbrance” shall mean any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third party right or encumbrance of any kind or nature.

(i)            “Environmental Law(s)” means any and all applicable international, federal, state, or local Laws or rule of common Law, permits, restrictions and licenses, which regulate or relate to (1) the condition, protection or clean up of the environment, or the preservation or protection of waterways, groundwater, surface water, drinking water, land, soil, air, wildlife, plants or other natural resources; (2) the generation, manufacturing, labeling, warning, notification, use, treatment, storage, transportation, handling, disposal, presence or release of Hazardous Substances; or (3) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), California’s Proposition 65, or any other Law of similar effect.

(j)           “Fully-Diluted Basis” means as of any time, the number of Shares outstanding, together with all shares of Common Stock (if any) that the Company would be required to issue pursuant to the exercise or conversion of any vested “in the money” Company Stock Options and all warrants and other rights to acquire, or securities convertible into, or exchangeable for, Common Stock, that are outstanding and that are vested (or that will be vested) immediately prior to the Purchase Time.

(k)           “GAAP” means United States generally accepted accounting principles.

(l)            “Hazardous Materials” means any substance that may harm, injure or affect human health, safety or the environment, including but not limited to any substance defined, classified or regulated, controlled, or subject to remediation under any Environmental Law as toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or hazardous, whether solid, liquid or gas, and including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, mixtures or derivatives.

(m)           “Intellectual Property” means all patents, patent applications, trademarks and service marks (and all goodwill associated therewith and all registrations and applications therefor), trade names, copyrights (and all registrations and applications therefor), Internet domain names, software, trade secrets, and know how, in each case, to the extent protectable by applicable Law.

(n)           “Knowledge of the Company” means, with respect to the Company or any of its Subsidiaries, the actual knowledge of the individuals listed on Section 9.3(n) of the Company Disclosure Schedule.

(o)           “Liens” means any mortgage, deed of trust, deed to secure debt, title retention agreement, pledge, lien, encumbrance, security interest, right of first refusal, option, conditional or installment sale agreement, charge or other claims of third parties of any kind.

(p)           “Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on (i) the business, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement; provided, however, that none of the following, and no effect arising out of or resulting from the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or may, would or could occur:  (1) any changes, events, occurrences or conditions generally affecting (A) the IT outsourcing industry so long as such changes, events, occurrences or conditions do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the IT outsourcing industry or (B) the economy, credit, financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates; (2) changes, events, occurrences or effects arising out of, resulting from or attributable to changes or prospective changes in Law, in generally accepted accounting principles or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or changes or prospective changes in regulatory or political conditions, (3) the loss or departure of employees from the Company or the loss or adverse developments in the Company’s relationships with customers or suppliers of the Company or its Subsidiaries, in each case as a result of the announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, (4) changes, events, occurrences or effects arising out of, resulting from or attributable to acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, pandemics, earthquakes, hurricanes, tornados or other natural disasters, so long as such changes, events, occurrences or conditions do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the IT outsourcing industry, (5) any action taken by the Company or its Subsidiaries as required by this Agreement or with the Parent’s or Purchaser’s written consent, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited under this Agreement, (6) any litigation commenced by or involving any current or former stockholders of the Company (on their own or on behalf of the Company) arising out of or related to this Agreement or the transactions contemplated hereby, which, based on the underlying merits of such legal proceedings, are not reasonably expected to result in an award of material damages or injunctive relief against the Company or its directors, (7) any change in the Company’s credit ratings, (8) any decline in the market price, or change in trading volume, of the capital stock of the Company, (9) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings or (10) the consummation of the transactions contemplated by the Stock Purchase Agreement, dated as of June 3, 2010 by and among the Company and the buyer parties thereto, as amended (the “Government Solutions Purchase Agreement”); provided, that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any decline, change or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (1) through (6) above) is a Material Adverse Effect.

(q)           “Made Available” shall mean, with respect to any documents or other materials relating to the Company or its Subsidiaries, that such documents or other materials were either (1) actually delivered by the Company to Parent or its counsel, or were uploaded in the electronic data room organized by the Company in connection with the diligence investigation conducted by the Parent at least two Business Days prior to the date of this Agreement or (2) filed by the Company with the SEC and available on EDGAR, except to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement.

(r)           “Permitted Encumbrances” means easements, rights-of-way, encroachments, licenses, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, (i) are not substantial in character, amount or extent in relation to the applicable real property and (ii) do not and would not materially and adversely impact the use (or contemplated use), utility or value of the applicable real property or otherwise materially and adversely impair the Company’s present or contemplated business operations at such location.

(s)           “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(t)           “Representatives” mean officers, directors, employees, affiliates of the applicable party to this Agreement and any such party’s consultants, agents, advisors and other representatives retained in connection with the transactions contemplated hereby.

(u)           “Subsidiary” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, voting stock or other equity interests having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other legal entity.

(v)           “Third Party” means any Person or “group” as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates or Representatives.

Section 9.4.     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 9.5.     Entire Agreement; Assignment.  This Agreement (including the Annexes hereto), the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement and any rights, interests and obligations hereunder will not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, and any attempted assignment without such consent shall be void and of no effect, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment will relieve Parent from any of its obligations hereunder.

Section 9.6.     Parties in Interest.  This Agreement will be binding upon and inure solely to the benefit of each party hereto and such party’s successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or will confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for rights, benefits and remedies granted to Indemnified Persons under Section 6.5.  Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Article III relating to the payment of the Merger Consideration shall be enforceable by holders of Certificates.  For the avoidance of doubt, it is expressly understood and agreed that the provisions of Section 6.4 are statements of intent and no employees or other Person (including any party hereto) will have any rights or remedies, including rights of enforcement, with respect thereto and no employee or other Person is, is intended to be or will be deemed to be a third-party beneficiary thereof.

Section 9.7.     Governing Law.  This Agreement and any claim arising out of or relating to it, its negotiation, terms or performance, or the transactions contemplated hereby, will be governed by, construed in accordance with, and enforced pursuant to, the laws of the State of Delaware, without giving effect to any choice of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8.     Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 9.9.     Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 9.10.     Performance Guaranty.  Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms, conditions and undertakings of Purchaser and the Surviving Corporation under this Agreement in accordance with the terms hereof including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Control Time.  Parent agrees to take all action necessary to cause Purchaser or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.  Parent unconditionally guarantees to the Company the full and complete performance by Purchaser or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Purchaser or the Surviving Corporation, as applicable, under this Agreement.  This is a guarantee of payment and performance and not collectability.  Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Purchaser or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.10.

Section 9.11.     Jurisdiction; Service of Process; Waiver of Jury Trial.  (a) All parties irrevocably agree that any action and proceeding arising out of or relating to this Agreement, its negotiation, terms or performance, or the transactions contemplated hereby, or for recognition and enforcement of any judgment entered in any such action or proceeding, shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally,  to the exclusive personal jurisdiction  and venue of such courts in any such action or proceeding and agrees that it will not bring any such action in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives and agrees not to assert as a defense, counterclaim, by way of motion, or otherwise, in any such action or proceeding:  (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process issued by such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) such action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such action or proceeding is improper or this Guarantee, or the subject mater hereof, may not be enforced in or by such courts. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to jurisdiction in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b)           Service of process, or of any other notice, pleading, order or other document of any kind in connection with any such action or proceeding, by delivery in the manner provided pursuant to Section 9.2 or any method permitted by Delaware Law or any other jurisdiction in which a party is organized or has assets or operations, shall be and shall conclusively be deemed to be, valid and effective service upon each party thus served.

(c)           Notwithstanding anything to the contrary expressed or implied in this Agreement, each party acknowledges and agrees that:  (i) an action or proceeding to enforce or collect upon any order or judgment issued by any of the courts specified in Section 9.11(a) in any action or proceeding contemplated by Section 9.11(a) may be brought in any jurisdiction where such party, or any direct or indirect subsidiary of such party, is located or has assets; and (ii) each party irrevocably waives any objection to registration, exequatur, execution, enforcement or collection of any order or judgment within subclause (i) in any such enforcement or collection action or proceeding.

(d)           EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN OR AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12.     Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts as specified in Section 9.11 without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond or other security).  The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  Specific performance pursuant to this provision shall be in addition to any other remedy to which the parties are entitled at law or in equity.

Section 9.13.     Interpretation.  When reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” will not be exclusive.  Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders.  This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  Every statement made in the Company Disclosure Schedule shall be deemed to be a representation of the Company in this Agreement as if set forth in Article IV.

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IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STEFANINI INTERNATIONAL HOLDINGS LTD

By:	/s/ Marco Antonio Stefanini
Name: Marco Antonio Stefanini
Title: Chairman

PLATINUM MERGER SUB, INC.

By:	/s/ Antonio Barretto
Name: Antonio Barretto
Title: Secretary

TECHTEAM GLOBAL, INC.

By:	/s/ Michael A. Sosin
Name: Michael A. Sosin
Title: Corporate Vice President, General Counsel and Secretary

Annex I

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein will have the meanings assigned to them in the Agreement to which it is attached.

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) the waiting period (and any extension thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer (the “Antitrust Condition”) or (iii) at any time on or after the date of this Agreement and prior to the expiration of the Offer, as the same may be extended from time to time (the “Expiration Date”), any of the following conditions shall exist:

(a)           there shall be instituted or pending any Proceeding initiated by any Governmental Entity, (i) challenging or seeking to make illegal delay materially or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Subsidiary or the consummation of the Offer or the Merger, (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Affiliates) of all or any significant portion of the business, assets or products of Parent, the Company or their respective Subsidiaries, or to compel Parent or any of its Affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of Parent, the Company or their respective Subsidiaries, (iii) seeking, directly or indirectly, to impose or confirm any significant limitations on (A) the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of any Shares or any shares of common stock of the Surviving Corporation, including the right to vote the Shares or the shares of common stock of the Surviving Corporation acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates on all matters properly presented to the Company’s stockholders or (B) the ownership or operation by Parent (or any of its Subsidiaries) of all or any material portion of businesses or assets of Parent, the Company or their respective Subsidiaries, (iv) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent’s other Affiliates of any Shares or any material business or assets of Parent, the Company or their respective Subsidiaries or (v) which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger; or

(b)           since the date of this Agreement, any change or development shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

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(c)           (i)  the representations and warranties of the Company set forth in Section 4.3(a) shall be true and correct in all respects except to the extent of any differences which are no more than de minimis in extent and (ii) any other representation or warranty of the Company contained in this Agreement (without giving effect to any references to any Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall fail to be true and correct in any respect when made or at the consummation of the Offer as if made at and as of such time, except the representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), provided that the condition set forth in this paragraph (c)(ii) shall be deemed to have been satisfied unless the impact of the failure to be true of the representations and warranties of the Company contained in this Agreement would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d)           the Company shall have breached or failed, in any material respect, to perform or comply with any agreement or covenant to be performed or complied with by it under this Agreement and such breach or failure shall not have been cured prior to the scheduled expiration of the Offer (including any extensions thereof within the Extension Period);

(e)           the Company shall not have furnished Parent with a certificate signed on the Company’s behalf by its Chief Executive Officer or Chief Financial Officer attesting, as of the Expiration Date, to the absence of the conditions set forth in items (b), (c) and (d) of this Annex I; or

(f)           (i) a Company Adverse Recommendation Change shall have occurred, or (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement; or

(g)           this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent or Purchaser.

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